EXHIBIT 2.1
NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.
AGREEMENT AND PLAN OF MERGER
by and among
VALEANT PHARMACEUTICALS INTERNATIONAL,
DESCARTES ACQUISITION CORP.,
DOW PHARMACEUTICAL SCIENCES, INC.
and
Harris Goodman, as Stockholder Representative
Dated as of December 9, 2008

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(continued)

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(continued)

Page
ANNEXES†

Principal Company Stockholders	Annex A
Key Employees	Annex B
[Reserved]	Annex C
Working Capital Methodology	Annex D

EXHIBITS

Form of Escrow Agreement	Exhibit A
Form of Security Agreement	Exhibit B

†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of December 9, 2008, is by and among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Descartes Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Dow Pharmaceutical Sciences, Inc., a Delaware corporation (the “Company”), and Harris Goodman, in his or her capacity as representative of the Company Securityholders (the “Stockholder Representative”). Capitalized terms used in this Agreement are defined in Section 11.1, or in the applicable Section of this Agreement to which reference is made in Section 11.2.
RECITALS:
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;
     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain employees listed on Annex B (the “Key Employees”) have executed an employment and noncompetition agreement in form and substance satisfactory to Parent (collectively, the “Employment and Noncompetition Agreements”);
     WHEREAS, immediately following the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, each stockholder of the Company listed on Annex A (each, a “Principal Company Stockholder”) is executing and delivering to Parent an action by written consent of the Company Stockholders voting in favor of the adoption of this Agreement and approval of the transactions contemplated hereby, which approval is sufficient to constitute the Company Stockholder Approval (together with an irrevocable voting proxy in favor of Parent) and such action by written consent shall be certified by the Secretary of the Company as having been filed with the Company;
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
THE MERGER
     1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger (the “Surviving Corporation”).
     1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market, Spear Tower, San Francisco, California, at 10:00 a.m. on a date to be specified by the parties which shall be no later than three (3) Business Days after the satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as practicable following, the Closing, the Company as the surviving corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as provided in Section 252(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”
     1.3 Effects of the Merger.
          (a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL.
          (b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation shall read: “The name of this corporation is Dow Pharmaceutical Sciences, Inc.”. As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.
          (c) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.
          (d) At the Effective Time, each of the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.
     1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving

Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.
ARTICLE 2
MERGER CONSIDERATION; CONVERSION OF SECURITIES
     2.1 Merger Consideration. The aggregate amount to be paid by Parent on the Closing Date with respect to all of the outstanding shares of capital stock of the Company and any options or other rights to acquire any securities of the Company (including (a) the Company’s Class A Common Stock, par value $.001 (the “Class A Common Stock”), (b) the Company’s Class B Common Stock, par value $.001 (the “Class B Common Stock,” and together with the Class A Common Stock, the “Company Common Stock”), (c) the Company’s Series A Convertible Participating Preferred Stock, par value $.001 (the “Company Preferred Stock”) and (d) the Company Stock Options, shall equal: (i) $285,000,000 (subject to adjustment as set forth in Section 2.8), (ii) less the Indemnity Escrow Amount, (iii) less the Company’s Net Debt if the Company’s Net Debt is a positive amount, or plus the absolute value of the Company’s Net Debt if the Company’s Net Debt is a negative amount, each as set forth in the CFO Certificate, (iv) less the [***], (v) less the Retention Escrow Amount (the “Closing Consideration”); provided, however, notwithstanding the foregoing, with respect to any portion of Closing Consideration payable as a result of the absolute value of the Company’s Net Debt being a negative amount, the parties agree that Parent may opt to deposit all or a portion of such portion of the Closing Consideration with the Paying Agent after the Closing (instead of at the Closing), in which case Parent, subject to the following proviso, may cause the Surviving Corporation to deposit all or a portion of such amount with the Paying Agent and Parent shall deposit any remainder of such amount with the Paying Agent, in each case as soon as practicable, and in any event within one (1) Business Day, after the Closing Date, provided, further, that Parent shall not cause the Surviving Corporation to deposit with the Paying Agent any amount of cash that, after such deposit, would cause the Surviving Corporation: (i) to be unable to pay its debts (including trade debts) as they mature; (ii) to have the fair value of the Surviving Corporation’s liabilities exceed the fair value of its assets as a going concern; or (iii) to be left with less than a reasonable amount of capital. Such amount equal to $285,000,000 (subject to adjustment as set forth in this Section 2.1, Section 2.8 and Section 2.9), plus any Milestone Payments paid pursuant to Section 2.10, plus any IDP-111 Revenue paid pursuant to Section 2.11 shall be referred to herein as the “Merger Consideration”).
     2.2 Effect on Company Capital Stock, Company Stock Options.
          (a) The Company agrees that, prior to the Effective Time, all outstanding Company Common Stock Equivalents other than Company Stock Options, shall be terminated or converted into, or exercised or exchanged for, shares of Company Common Stock. “Company Common Stock Equivalents” means options, warrants, purchase rights, subscription rights,

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conversion rights, exchange rights or any other Contracts that, directly or indirectly, could require the Company to issue, sell or otherwise cause to become outstanding shares of Company Common Stock. “Company Stock Options” means options to purchase shares of Company Common Stock issued pursuant to the Company’s 2001 Stock Plan (the “Company Stock Plan”).
          (b) Subject to Section 2.1, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Securityholder:
               (i) each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive: (A) at Closing, an amount in cash equal to the quotient obtained by dividing (1) $17,500,000 by (2) the sum of the number of issued and outstanding shares of Class A Common Stock and the number of shares of Class A Common Stock subject to vested Company Stock Option as of immediately prior to the Effective Time (after giving effect to the 50% vesting acceleration of then unvested Company Stock Options pursuant to the Company Stock Plan) (such quotient, the “Class A Fixed Closing Payment Per Share”); and (B) any amounts to be distributed with respect to such share pursuant to Section 2.3;
               (ii) each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive any amounts to be distributed with respect to such share pursuant to Section 2.3;
               (iii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive: (A) at Closing, an amount in cash equal to $5.10345 plus the amount of the cumulated preferred dividend between July 1, 2006 and the Closing with respect to such share as provided for in the Company’s certificate of incorporation; and (B) any amounts to be distributed with respect to such share pursuant to Section 2.3;
               (iv) each Company Stock Option to purchase shares of Common Stock under the Company Stock Plan which is outstanding immediately prior to the Closing Date shall not be assumed by Parent and, accordingly, at the Effective Time, shall terminate and cease to be outstanding immediately upon the Effective Time in accordance with Company Stock Plan. The holders of the Company Stock Options shall cease to have any further right or entitlement to acquire shares of common stock of the Company or any shares of capital stock of Parent under their cancelled Company Stock Options. In exchange for each such cancelled Company Stock Option, the holder shall be entitled to receive: (A) in the case of Company Stock Options to purchase Class A Common Shares, at Closing, an amount in cash equal to the Class A Fixed Closing Payment Per Share multiplied by the number of shares of Company Common Stock subject to the cancelled Company Stock Option that were vested as of immediately prior to the Effective Time (after giving effect to the 50% vesting acceleration pursuant to the Company Stock Plan); and (B) in the case of all Company Stock Options (and in the case of Company Stock Options to purchase Class A Common Shares, in addition to the amount provided for in clause “(A)” of this sentence), any amounts to be distributed pursuant to Section 2.3 with respect to the shares underlying such Company Stock Option that were vested as of immediately prior to the Effective Time (after giving effect to the 50% vesting acceleration pursuant to the Company Stock Plan), provided, however, that the aggregate exercise price payable for such vested shares shall be deducted from the amount otherwise payable to the holder of such Company Stock Option (it being understood that the amount to be so deducted shall not be returned to Parent but shall remain with the Paying Agent as an amount to be distributed by the Paying Agent in accordance with Section 2.3(g)); provided, further, however, that no such payments shall be made prior to January 1, 2009. The payments to be made in respect of Company Stock Options shall be subject to the collection of all applicable withholding taxes, and the amount remaining after such taxes are collected shall be paid to the holder of the cancelled Company Stock Option;
               (v) each share of Company Common Stock and Company Preferred Stock held in the Company’s treasury (“Treasury Shares”) immediately prior to the Effective Time and each share owned by any subsidiary of the Company shall not represent the right to receive any Merger Consideration, and each such share shall be canceled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof; and
               (vi) each share of common stock of Merger Sub, par value $.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.0001 per share, of the Surviving Corporation.
     2.3 Payment of Merger Consideration and Closing Payments.
          (a) Prior to the Closing, Parent shall enter into an agreement reasonably acceptable to the Company and Parent with American Stock Transfer and Trust Company, or such other bank or trust company of recognized standing that is acceptable to the Company and Parent (the “Paying Agent”).
          (b) No later than five Business Days prior to the Closing, the Company shall furnish to Parent a computer file containing the names and addresses of Company Securityholders. Promptly following receipt of such list (but in no event later than two Business Days prior to the Closing Date), Parent shall cause the Paying Agent to mail to each Company Stockholder a letter of transmittal in a form reasonably satisfactory to Parent and the Company (the “Transmittal Letter”). At the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in an account to be maintained solely for the benefit of Parent and its creditors until the later of second Business Day in 2009 or the Closing, and thereafter for the benefit of the Securityholders, the Closing Consideration issuable pursuant to Section 2.1 as of the Effective Time in respect of the Company Shares (other than Dissenting Shares) and Company Stock Options. Effective the second Business Day in January 2009, the Paying Agent shall be authorized to pay to the Company Security Holders amounts from the deposited funds to which they become entitled under Section 2.3(c) on the later of second Business Day in 2009 or the Closing.
          (c) Upon surrender by Company Stockholders to the Paying Agent of a certificate or certificates representing all of such Company Stockholder’s outstanding shares of Company Common Stock, if applicable, and Company Preferred Stock, if applicable,

(collectively, “Certificates”), and delivery by the Company Stockholders of a duly executed Transmittal Letter, each Company Stockholder shall be entitled to receive in exchange therefor, but in no event prior to the second business day in January 2009, the portion of the Closing Consideration which such Company Stockholder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II. Each Certificate so surrendered shall forthwith be canceled. Parent shall cause the Paying Agent to deliver to each Company Stockholder, promptly following satisfaction of the conditions set forth in this Section 2.3(c), but in no event prior to the second Business Day in January 2009, such Company Stockholder’s portion of the Closing Consideration. The Option Payments to which holders of the Company Stock Options are entitled pursuant to Section 2.2(b)(iv) shall be paid by the Paying Agent to them on the second Business Day in January 2009.
          (d) Between the Closing Date and the date six (6) months following the Closing Date, Parent shall cause to be delivered to US Bank as escrow agent (the “Escrow Agent”) for the benefit of the Company Securityholders [***] an aggregate amount equal to $35,000,000 (the “Indemnity Escrow Amount”), subject to and in accordance with the provisions of Section 9.3 hereof; provided, that if the entire Indemnity Escrow Amount is not delivered to the Escrow Agent prior to the date six (6) months from the Closing Date, Parent shall cause the difference between the Indemnity Escrow Amount and such aggregate amount previously delivered to the Escrow Agent (such amount, the “Escrow Shortfall Amount”) to be delivered to the Escrow Agent on the date six (6) months following the Closing Date; provided further, that either the Escrow Agent or the Stockholders Representative shall deliver to Parent (with a copy to the Stockholders Representative or Escrow Agent, as applicable) written notice of Parent’s failure to deliver the Escrow Shortfall Amount to the Escrow Agent by the date six (6) months following the Closing Date. If within ten (10) Business Days after receipt of such written notice Parent has not delivered such Escrow Shortfall Amount to the Escrow Agent, then [***]. The Indemnity Escrow Amount, together with any and all income and proceeds thereon, in the possession of the Escrow Agent at any given time shall be referred to hereinafter as the “Indemnity Escrow Fund.” The Indemnity Escrow Fund shall be held in escrow (the “Indemnity Escrow Account”) by the Escrow Agent in accordance with the Escrow Agreement substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”) and shall be available to compensate Parent for certain damages as provided in Article IX and any adjustment as provided in Section 2.9 hereto. To the extent not used for such purposes, the Indemnity Escrow Fund shall be released as provided in Article IX and the Escrow Agreement.

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          (e) None of Parent, Merger Sub or the Company shall be liable to any Person in respect of any cash or other property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to eighteen months after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), the portion of the Merger Consideration in respect of such Certificate shall be returned to Parent and, to the extent not claimed by the appropriate Company Securityholder and to the extent permitted by applicable Law, shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) Immediately prior to the Closing, the Company shall pay (i) all Company Transaction Expenses set forth in the CFO Certificate, and (ii) any amounts payable by the Company to employees of the Company as a result of the consummation of the transactions contemplated by this Agreement, including without limitation, amounts payable under any management retention bonus plan but excluding any payments pursuant to Sections 2.2, 2.3, 2.8, 2.9, 2.10 and 2.11 (“Employee Closing Payments”), the distribution of such amounts to employees shall be conditioned upon the receipt of a release in form and substance reasonably satisfactory to Parent from each such employee releasing all claims to amounts described in clause (ii) hereof. The Employee Closing Payments shall be subject to the collection of all applicable federal, state, local and foreign income and employment withholding taxes by the Company arising in connection therewith and the cash amount paid to each such recipient shall accordingly be reduced by the amount of those withholding taxes.
          (g) [***].
          (h) Subject to Section 2.1, Section 2.3(c) and Section 2.2(b)(iv), no later than seven (7) Business Days following receipt by the Paying Agent of a deposit from Parent, the Escrow Agent or the Retention Plan Escrow Agent, the Paying Agent shall distribute such amount to the Company Securityholders as follows:
               (i) first, the payments to be made at Closing to the holders of Class A Common Stock, Company Stock Options to purchase shares of Class A Common Stock and Company Preferred Stock pursuant to Sections 2.2(b)(i), 2.2(b)(iii) and 2.2(b)(iv); then
               (ii) to the Company Securityholders on a pro rata (i.e. on a relative as converted/exercised to Common Stock) basis (treating the Company Stock Options as though they had been exercised to the extent vested as of immediately prior to the Effective Time (after giving effect to the 50% vesting acceleration of then unvested Company Stock Options pursuant to the Company Stock Plan)) up to an aggregate distribution to the Company Securityholders (including distributions pursuant to Section 2.3(h)(i)) of [***]; then

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               (iii) to the holders of Class A Common Stock, Class B Common Stock and Company Stock Options on a pro rata basis (treating the Company Stock Options as though they had been exercised to the extent vested as of immediately prior to the Effective Time (after giving effect to the 50% vesting acceleration of then unvested Options pursuant to the Company Stock Plan)) up to an aggregate distribution to the Company Securityholders (including distributions pursuant to Section 2.3(h)(i) and 2.3(h)(ii)) of [***]; then
               (iv) to the Company Securityholders on a pro rata basis (treating the Company Stock Options as though they had been exercised to the extent vested as of immediately prior to the Effective Time (after giving effect to the 50% vesting acceleration of then unvested Company Stock Options pursuant to the Company Stock Plan)). At Closing, Parent and the Company shall deliver to the Paying Agent a schedule listing the amount each Company Securityholder is to receive at Closing pursuant to Section 2.3(h)(i) and each Company Securityholder’s pro rata percentage for each of the distributions referred to in Sections 2.3(h)(ii), (iii) and (iv).
          (i) At the Closing, Parent shall deposit, or shall cause to be deposited, cash in the amount of [***] (the “Retention Escrow Amount”) with the escrow agent (the “Retention Plan Escrow Agent”) identified in the Company’s employee retention plan to be established by the Company prior to the Closing as contemplated by Section 5.2 of the Disclosure Schedule.
     2.4 No Further Ownership Rights in Company Common Stock or Company Stock Options. The payment of the Merger Consideration pursuant to the terms of this ARTICLE II in respect of each share of Company Common Stock and each Company Stock Option owned by the Company Securityholders shall be deemed to have been paid in full satisfaction of all rights pertaining to each such share of Company Common Stock and each Company Stock Option, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be canceled and exchanged in accordance with the procedures set forth in this Article II.
     2.5 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the disbursement of the Merger Consideration in respect of shares of Company Common Stock represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may reasonably request, including the posting of a standard bond required by Parent’s transfer agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.
     2.6 Dissenters’ Rights.
          (a) Notwithstanding anything in this Agreement to the contrary, any Company Shares held by any Company Stockholder who shall have demanded and not lost or withdrawn, or who shall be eligible to demand, appraisal or dissenter rights with respect to such Company

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Shares in the manner provided in the California General Corporate Law (the “CGCL”) or the DGCL (“Dissenting Shares”) shall not represent the right to receive the Merger Consideration. If any Company Stockholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the CGCL or the DGCL, as the case may be, each Company Share held by such Company Stockholder shall thereupon, in accordance with and subject to the provisions set forth in this Article II, represent the right to receive the Merger Consideration and Parent shall promptly deposit such Company Stockholder’s portion of the Closing Consideration with the Paying Agent.
          (b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other communications received by the Company in connection with any demands for appraisal. The Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right to control all negotiations and proceedings with respect to demands for appraisal, provided, however, that if Parent settles such demand without the consent of the Company (or the Stockholder Representative if post Closing), which consent shall not be unreasonably withheld, then no Parent Indemnitee shall have a right for indemnification with respect to such demand pursuant to Section 9.2(a)(iii).
     2.7 Withholding. Paying Agent, on behalf of Parent, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld by Paying Agent or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Dissenting Shares in respect of which such deduction and withholding was made by Paying Agent or Parent.
     2.8 Determination of Closing Working Capital.
          (a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated balance sheet as of the Closing Date, which shall include a good faith calculation of the estimated Working Capital as of the Closing Date prepared in accordance with the Working Capital Methodology applied on a basis consistent with its application in the preparation of the Balance Sheet (except as otherwise provided in the following sentence) (the “Estimated Closing Working Capital”). “Working Capital” as of any date means the amount equal to the Acquired Corporations’ Current Assets minus Current Liabilities. For purposes of clarity, the definition of Working Capital is after the subtraction of all cash, cash equivalents and short term investments from the balance sheet as consistent with the definition of Current Assets.
               (i) If the Estimated Closing Working Capital is less than [***], the Closing Consideration shall be reduced by the difference between [***] and the Estimated Closing Working Capital.

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               (ii) If the Estimated Closing Working Capital is greater than [***], the Closing Consideration shall be increased by the difference between the Estimated Closing Working Capital and [***].
          (b) Within 60 days after the Closing Date, Parent will prepare, or cause to be prepared, and deliver to the Stockholder Representative an unaudited statement (the “Closing Working Capital Statement”), which shall set forth Parent’s good faith calculation of Working Capital as of the Closing Date (“Closing Working Capital”). The Closing Working Capital Statement shall be prepared in accordance with Working Capital Methodology applied on a basis consistent with its application in the preparation of the Balance Sheet (except as otherwise provided in Section 2.8(a)). Parent shall make available to the Stockholder Representative or any of its agents or representatives all relevant books, records, supporting calculations and other items reasonably requested by the Stockholder Representative or any of its agents or representative.
          (c) Upon receipt from Parent, the Stockholder Representative shall have 30 days to review the Closing Working Capital Statement (the “Review Period”). If the Stockholder Representative disagrees with Parent’s computation of Closing Working Capital, the Stockholder Representative may, on or prior to the last day of the Review Period, deliver a notice to Parent (the “Notice of Objection”), which sets forth the Stockholder Representative’s objections to Parent’s calculation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which the Stockholder Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Stockholder Representative’s calculation of Closing Working Capital based on such objections. To the extent Parent has not made available to the Stockholder Representative or any of its agents or representatives all relevant books, records, supporting calculations and other items reasonably requested by the Stockholder Representative or any of its agents or representative, the Notice of Objection shall specify such fact in the Notice of Objection. Promptly after receiving such Notice of Objection Parent shall make available to the Stockholder Representative items reasonably requested by the Stockholder Representative in such Notice of Objection. To the extent not set forth in the Notice of Objection, the Stockholder Representative shall be deemed, on behalf of all Company Securityholders, to have agreed with Parent’s calculation of all other items and amounts contained in the Closing Working Capital Statement.
          (d) Unless the Stockholder Representative delivers the Notice of Objection to Parent within the Review Period, the Stockholder Representative shall be deemed, on behalf of all Company Securityholders, to have accepted Parent’s calculation of Closing Working Capital and the Closing Working Capital Statement shall be final, conclusive and binding. If the Stockholder Representative delivers the Notice of Objection to Parent within the Review Period, Parent and the Stockholder Representative shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, Parent and the Stockholder Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Parent and the Stockholder Representative (neither of which will

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unreasonably withhold consent thereto) (the “Independent Expert”). Parent and the Stockholder Representative shall instruct the Independent Expert promptly to review this Section 2.8 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital set forth in the Closing Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Parent and the Stockholder Representative and not on an independent review. Parent and the Stockholder Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. Parent and the Stockholder Representative shall request that the Independent Expert deliver to Parent and the Stockholder Representative, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided, that in no event shall Closing Working Capital as determined by the Independent Expert be less than Parent’s calculation of Closing Working Capital set forth in the Closing Working Capital Statement nor more than the Stockholder Representative’s calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between Parent and the Stockholder Representative based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party; provided, that the portion allocated to the Stockholder Representative shall be recoverable only from the Escrow Fund, and the Stockholder Representative shall not be personally liable therefor. Each of the Parent and the Stockholder Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.
     2.9 Working Capital Adjustment.
          (a) Definitions: For purposes of this Agreement:
               (i) “Final Working Capital” means the Closing Working Capital (A) as shown in the Closing Working Capital Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.8(a), if no Notice of Objection with respect thereto is timely delivered by the Stockholder Representative to Parent pursuant to Section 2.8(c); or (B) if a Notice of Objection is so delivered, (x) as agreed by Parent and the Stockholder Representative pursuant to Section 2.8(c) or (y) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.8(c).
               (ii) “Resolution of the Final Working Capital” means: (A) if no Notice of Objection is timely delivered by the Stockholder Representative pursuant to Section 2.8(c), the day following the termination of the Review Period; or (B) if a Notice of Objection is so delivered, (x) and the Parent and the Stockholder Representative reach an agreement pursuant to Section 2.8(c), then on such date that the parties reach such an agreement, or (y) in the absence of such agreement, on the date when the final decision with respect to the Final Working Capital is delivered by the Independent Expert pursuant to Section 2.8(c).
          (b) Within 3 Business Days following the Resolution of the Final Working Capital:

               (i) Parent shall be entitled to receive a distribution from the Indemnity Escrow Fund as an adjustment to the Merger Consideration, equal to the positive amount, if any, by which Final Working Capital is less than the Estimated Closing Working Capital (“Working Capital Deficit”), together with interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in The Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment (the “Interest Rate”). Interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding. The Stockholder Representative and the Parent shall promptly execute joint written notice instructing the Escrow Agent to release the Working Capital Deficit, if any, and the applicable Interest Rate pursuant to this Section 2.9(b)(i) from the Indemnity Escrow Fund.
               (ii) The Parent shall deposit with and cause the Paying Agent to distribute to the Company Securityholders an amount equal to the positive amount, if any, by which Final Working Capital is more than the Estimated Closing Working Capital (the “Positive Capital Adjustment”), together with interest from and including the Closing Date to but excluding the date of payment at the at a rate per annum equal to the Interest Rate (such interest together with the Positive Capital Adjustment, the “Total Adjustment Increase”). The Paying Agent shall distribute to each Company Securityholder an amount equal to such Company Securityholder’s Escrow Participation Percentage multiplied by the Total Adjustment Increase.
          (c) Any payment made pursuant to this Section 2.8(a) shall be deemed to be an adjustment to the Merger Consideration. Any rights accruing to a party under this Section 2.8(a) shall be in addition to and independent of the rights to indemnification under ARTICLE IX. Any payments made to any party under this Section 2.8(a) shall not be subject to the terms of ARTICLE IX.
     2.10 Milestone Payments.
          (a) Subject to the terms and conditions of this Agreement, the Company Securityholders shall be entitled to a milestone payment (each payment as it relates to a particular event for a product, a “Milestone Payment”) in respect of each of the following events (each, a “Milestone”) for the products in development listed below (the “Milestone Products”) in the particular amounts specified below after the occurrence of the corresponding Milestone:

[***]
          (b) Definitions: For purposes of Milestone Payments:
               (i) “Annual Net Sales” means [***].
               (ii) [***].
               (iii) “Net Sales” means, with respect to each Milestone Product, the gross invoiced United States commercial sales of the Milestone Product by any of Parent, the Acquired Companies, any purchaser or transferee of any of the Intellectual Property material to a Milestone Product, or any of their respective Affiliates successors or permitted assigns to third parties, commencing with the first commercial sale less the following normal and customary, as consistently applied, deductions to the extent included in the gross invoiced sales price for the Milestone Product: (i) normal and customary trade, cash and quantity discounts actually given, coupons actually taken, credits, price adjustments or allowances for damaged products, returns or rejections of products; (ii) adjustments, allowances, credits, fees, reimbursements, chargeback payments and rebates (or the equivalent thereof) for the Milestone Product granted to group purchasing organizations or other buying groups, managed health care organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), third party health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers; (iii) reasonable and customary freight, shipping insurance and other transportation expenses (if actually borne by the Acquired Companies without reimbursement from any third party) to the extent included in the gross invoiced amount and separately itemized in the invoice; (iv) required distribution commission/fees payable to any third party providing distribution services to the extent included in the gross invoiced amount and separately itemized in the invoice, (v) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price of the Products (but not

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including taxes assessed against the income derived from such sale); and (vi) any item substantially similar in character or substance to any of the foregoing permitted by generally accepted accounting principles and customary in the pharmaceutical industry. The transfer of Milestone Products by an Acquired Company to another Acquired Company shall not be considered a sale. [***].
               (iv)  [***].
               (v)   [***].
               (vi)  [***].
               (vii) [***].
          (c) Milestones Payable Only Once. The Parties understand and agree that each of the Milestone Payments referenced under Section 2.10(a), shall be payable only once, upon the first occurrence of the applicable Milestone, and are subject to the terms and conditions set forth in this Section 2.10; provided, [***].

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     (d) Reports. Parent shall provide a written report to the Stockholder Representative within thirty (30) days following the end of each calendar quarter in which there are Net Sales, the Net Sales for such calendar quarter, together with information in sufficient detail in order to allow the Stockholder Representative to confirm such Net Sales. At the end of each calendar quarter beginning with the end of the fourth quarter following the Closing, Parent shall provide a written report to the Stockholder Representative within thirty (30) days following the end of such quarter specifying the aggregate Net Sales [***] and the amount of the Milestone Payment, if any, to which the Company Securityholders are entitled with respect thereto. Parent shall provide written notice to the Stockholder Representative of the occurrence of, and the amount of the Milestone Payment to which the Company Securityholders are entitled with respect thereto, any of the following within ten (10) Business Days following its occurrence: [***]. Any date on which Parent is to provide a written report pursuant this Section 2.10(d) is referred to as a “Milestone Notice Date.”
          (e) Payment of Milestone Payments. Parent shall use, and shall cause the Surviving Corporation and their respective affiliates to use, their commercially reasonable efforts to develop and commercialize each Milestone Product and not to take any action primarily designed to avoid payment of any Milestone Payment. Parent shall cause each Milestone Payment to be distributed to the Paying Agent for distribution to the Company Securityholders within seven (7) Business Days following a Milestone Notice Date relating thereto; provided, that any such Milestone Payment shall be net of any expenses of the Paying Agent incurred or reasonably expected to be incurred (as estimated in good faith by the Paying Agent) by Parent with respect thereto. Notwithstanding the foregoing:
               (i) [***];
               (ii) for purposes of clause “(i)” of this sentence, in the event any payment or portion of a payment to Parent or any of its Affiliates is [***];
               (iii) for purposes of clause “(i)” of this sentence, in the event any payment or portion of a payment to Parent or any of its Affiliates is [***]; and

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               (iv) for purposes of clause “(i)” of this sentence, in the event any payment or portion of a payment to Parent or any of its Affiliates is [***].
          (f) Notwithstanding the foregoing, to the extent it has been determined pursuant to Section 9.4 that Parent is entitled to be indemnified for [***], such indemnification obligation may be satisfied, at Parent’s election, [***]; provided, that [***]; provided further, [***].
          (g) Notwithstanding the foregoing, to the extent it has been determined pursuant to Section 9.4 that Parent is entitled to be indemnified for any Losses with respect to [***] after the termination of the Indemnity Escrow Fund, [***].
          (h) Notwithstanding anything to the contrary contained in this Agreement, [***] shall relieve Parent of its obligations to make Milestone Payments upon achievement of the Milestones.
          (i) [***]:
               (i) Each of Parent and the Stockholder Representative shall appoint and pay for their own independent bank of international reputation to determine [***];

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               (ii) In determining the [***] each bank shall be granted [***].
               (iii)  [***] calculated by the bank appointed by such party within 10 days of the receipt of the respective reports.
               (iv) [***].
               (v)  [***].
     2.11 IDP-111 Royalty.
          (a) Subject to the terms and conditions of this Agreement, the Company Securityholders shall be entitled to the Company Securityholder’s Escrow Participation Percentage of the IDP-111 Royalty Amount.
          (b) “IDP-111 Royalty Amount” means [***].
          (c) “IDP-111 Royalty Payments” means [***].
          (d) IDP-111 Royalty Reports. Parent shall report to the Stockholder Representative within thirty (30) days following each six-month period ending June 30 and December 31 in which Parent, the Surviving Corporation or any of their affiliates is entitled to receive a royalty payment [***], the amount of such royalties for such six-month period, the amount of the IDP-111 Royalty Payments, together with information in sufficient detail in order to allow the Stockholder Representative to confirm the amount of such royalties, and calculation of the IDP-111 Royalty Amount to which the Company Securityholders are entitled. Any date on which Parent is to provide a written semi-annual report pursuant this Section 2.11(c) is referred to as a “Royalty Notice Date.”
          (e) Payment of IDP-111 Royalty Amounts. Parent shall cause each payment of IDP-111 Royalty Amounts to be distributed, within seven (7) Business Days following a

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Royalty Notice Date relating thereto, to the Paying Agent to be distributed to the Company Securityholders; provided, that notwithstanding the foregoing Parent shall cause any [***] to be distributed, within seven (7) Business Days following the date Parent or its Affiliate receives written notice [***], to the Paying Agent to be distributed to the Company Securityholders; provided further, that any such payments shall be net of any expenses of the Paying Agent incurred or reasonably expected to be incurred (as estimated in good faith by the Paying Agent) by Parent with respect thereto.
          (f) Notwithstanding the foregoing, to the extent it has been determined pursuant to Section 9.4 that Parent is entitled to be indemnified for [***], such indemnification obligation may be satisfied, at Parent’s election, out of the Indemnity Escrow Fund, [***]; provided, that [***].
          (g) Notwithstanding the foregoing, to the extent it has been determined pursuant to Section 9.4 that Parent is entitled to be indemnified for any Losses with respect to [***] after the termination of the Indemnity Escrow Fund, [***].
          (h) Parent shall not, and shall cause the Surviving Corporation and Parent’s other affiliates not to: (i) amend, modify or assign the [***]. Upon delivery of such notice, the parties shall negotiate in good faith [***].
          (i) Parent shall, and shall cause the Surviving Corporation and Parent’s other Affiliates, as applicable, to use commercially reasonable efforts to collect the royalty payments owed [***].

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     2.12 Claims for Milestone Payments and IDP-111 Royalty Amounts.
          (a) If the Stockholder Representative desires to audit compliance with Section 2.10 or Section 2.11, the Shareholder Representative shall give written notice to Parent of its desire to conduct such audit (the “Audit Notice”).
          (b) The Stockholder Representative shall promptly (and in any event within ten (10) Business Days after the date of the Audit Notice) be afforded, during normal business hours, upon the reasonable request by the Stockholder Representative, access to such information as may reasonably be required for the purposes of determining compliance with Section 2.10 or 2.11 in the possession of Parent or its affiliates or any professional adviser of any of them, upon request, with the rights to make copies thereof (at the cost of the Stockholder Representative), and such persons shall generally provide all reasonable assistance and information necessary for the purpose of verifying compliance with Sections 2.10 and 2.11.
          (c) At any time prior to the date (the “Claim Deadline”) ten (10) Business Days following the receipt by the Stockholder Representative of a written notice from Parent pursuant to Section 2.10 or 2.11 as to whether or not the Company Securityholders are entitled to a Milestone Payment or IDP-111 Royalty Amount (the “Royalty/Milestone Notice”, the Stockholder Representative may deliver to Parent a written notice (the “Royalty/Milestone Response”) in which the Stockholder Representative claims that a Milestone Payment or IDP-111 Royalty Amount is owed or disagrees with the Royalty/Milestone Notice. If the Stockholder Representative asserts in the Royalty/Milestone Response that a Milestone Payment or IDP-111 Royalty Amount is owed or that it disagrees with the Royalty/Milestone Notice, such claim or disagreement shall be referred to as the “Contested Royalty/Milestone Claim.” If no Royalty/Milestone Response is delivered by the applicable Claim Deadline, then, for purposes of this Agreement, the Stockholder Representative shall be deemed to have agreed that the amount, if any, of the Milestone Payment or IDP-111 Royalty Amount, as applicable, stated in the Royalty/Milestone Notice is owed to the Company Securityholders.
          (d) The Stockholder Representative and Parent shall attempt in good faith to resolve the dispute related to any Contested Royalty/Milestone Claim. If Parent and the Stockholder Representative resolve such dispute and agree on the amount owed to the Company Securityholders (the “Stipulated Royalty/Milestone Amount”), then within seven (7) Business Days of such agreement Parent shall cause the Stipulated Royalty/Milestone Amount (less any amount previously paid with respect to the applicable Royalty/Milestone Notice) to be distributed to the Paying Agent to be distributed to the Company Securityholders; provided, that any such payment shall be net of any expenses of the Paying Agent incurred or reasonably expected to be incurred (as estimated in good faith by the Paying Agent) by Parent with respect thereto.
          (e) If the Stockholder Representative and Parent are unable to resolve the dispute relating to any Contested Royalty/Milestone Amount during the 30-day period commencing upon the receipt of the Royalty/Milestone Response Notice by Parent, then either Parent or the Stockholder Representative may submit the contested portion of the claim to binding arbitration in Santa Clara County, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect and as described more fully in

Section 9.4 hereof. The decision of the arbitrator shall relate solely: (i) to whether the Company Securityholders are entitled to a Milestone Payment or IDP-111 Royalty Amount, as applicable, and the amount, if any, thereof; and (ii) to the determination of whether the Stockholder Representative is the prevailing party as provided below. The final decision of the arbitrator shall be furnished to the Stockholder Representative in writing, shall constitute a conclusive determination of the issues in question, binding upon the Stockholder Representative, the Company Securityholders (other than holders of Dissenting Shares) and Parent and shall not be contested by any of them. If the Stockholder Representative is determined by the arbitrator to be the prevailing party, then the aggregate dollar amount of the arbitrator’s award to the Company Securityholders shall be increased by the amount of the reasonable expenses (including attorneys’ fees) of the Stockholder Representative, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). If the arbitrator determines that Parent is the prevailing party, then any amount awarded by the arbitrator to the Company Securityholders shall be reduced by the amount of the reasonable expenses (including attorneys’ fees) of Parent, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses), and if no amount is awarded to the Company Securityholders, the Stockholder Representative shall reimburse Parent for its reasonable expenses (including attorneys’ fees) and pay the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). The final decision of the arbitrator shall include the total dollar amount of the award to Parent or to the Securityholders, if any (the “Royalty/Milestone Award Amount”), and shall be furnished to the Stockholder Representative and Parent in writing. Within seven (7) Business Days following the receipt of the final award of the arbitrator setting forth the Award Amount in favor of the Company Securityholders, Parent shall cause the Royalty/Milestone Award Amount to be distributed to the Paying Agent to be distributed to the Company Securityholders; provided, that any such payment shall be net of any expenses of the Paying Agent incurred or reasonably expected to be incurred (as estimated in good faith by the Paying Agent) by Parent with respect thereto.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the “Company Disclosure Schedule”) (in accordance with Section 10.12) the Company represents and warrants to Parent and Merger Sub as follows:
     3.1 Organization and Good Standing.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for such failures to qualify that could not reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business.

          (b) The Company is not in default under its Charter Documents. The Charter Documents of the Company in the forms attached to Section 3.1(b) of the Company Disclosure Schedule are the Charter Documents of the Company as in effect on the date of this Agreement and as of the Closing Date.
     3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 27,200,000 shares of Common Stock, of which 7,200,000 shares are Class A Common Stock and 20,000,000 shares are Class B Common Stock, and (ii) 7,400,000 shares of Company Preferred Stock, of which 7,400,000 shares are Series A Preferred Stock. As of the date of this Agreement, there are (i) 5,080,250, shares of Class A Common Stock issued and outstanding, (ii) 11,878 shares of Class B Common Stock issued and outstanding, and (iii) 7,399,996 shares of shares of Series A Preferred Stock issued and outstanding, and no other shares of Common Stock or Company Preferred Stock are issued or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock (collectively, the “Company Shares”) have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable federal and state securities Laws.
          (b) Section 3.2(b) of the Company Disclosure Schedule contains a true and complete list of the record holders of the Company Shares and sets forth the name, address on record and number and class of Company Shares owned by each holder.
          (c) The Company has duly reserved 3,045,647 shares of Common Stock for future issuance pursuant to the Company Stock Plan, 1,845,647 of which are Company Class A Common Stock and 1,200,000 of which are Class B Common Stock, of which Company Stock Options to purchase 1,207,959 shares of Class A Common Stock are outstanding as of the date of this Agreement and 1,034,092 shares of Class B Common Stock are outstanding as of the date of this Agreement. The Company does not have any outstanding warrants to purchase shares of the Company’s capital stock. Section 3.2(c) of the Company Disclosure Schedule sets forth with respect to each Company Stock Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Stock Option; (ii) the date on which such Company Stock Option was granted; (iii) the expiration date of such Company Stock Option; (iv) the total number of shares of each class of Company Common Stock that were originally subject to such Company Stock Option; (v) the number of shares of each class of Company Common Stock that remain subject to such Company Stock Option and the number of such shares of Company Common Stock that have vested; (vi) the vesting schedule for such Company Stock Option; (vii) the exercise price per share of each class and series of Company Common Stock purchasable under such Company Stock Option; and (viii) whether such Company Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. The Company has made available to Parent accurate and complete copies of (A) its standard form of option agreement, (B) any option agreement that deviates in any material respect from the standard form of option agreement, and (C) the Company Stock Plan. There are no issued or outstanding shares of Company Common Stock that are subject to vesting or a repurchase option in favor of the Company.

          (d) Except for (i) the Company Shares outstanding as of the date hereof, and (ii) the Company Stock Options under the Company Stock Plan outstanding as of the date hereof, the Company does not have outstanding securities of any kind. Except as set forth in the preceding sentence, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company.
          (e) All outstanding Company Stock Options have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Company Stock Options, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
          (f) Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any holder of any Company Stock Option or (ii) any additional benefits for any holder of any Company Stock Option with respect to such Company Stock Option. Each holder of a Company Stock Option has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.
          (g) None of the Company Shares and Company Stock Options were issued, or, to the Company’s Knowledge as of the date of this Agreement, have been transferred, in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, and there are no such agreements to which the Company is not a party.
          (h) The conversion, exercise and/or exchange of Company Stock Options prior to the Effective Time will be in compliance with the terms of the agreement pursuant to which such securities were issued and in compliance with all federal and state securities Laws, and the issuance of shares of Company Common Stock upon conversion, exercise and/or exchange of such securities shall have been duly authorized by all requisite corporate action on the part of the Company. Any such issuance of shares of Company Common Stock upon conversion, exercise and/or exchange of such securities shall be in accordance with the Company’s Charter Documents and shall not violate the rights of any Company Stockholder under the Company’s Charter Documents or, to the Company’s actual knowledge, any other agreement.
          (i) The Company has not repurchased or otherwise reacquired any of its securities. There are no obligations, contingent or otherwise, of the Company to repurchase,

redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.
          (j) The Company does not have outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights.
          (k) The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
     3.3 Subsidiaries of the Company.
          (a) Section 3.3(a) of the Company Disclosure Schedule contains a true and correct list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation. Each of the Subsidiaries is a wholly-owned subsidiary of the Company. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”).
          (b) Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for such failures to qualify that would not reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.
          (c) Other than the shares of capital stock owned by the Company, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and, to the Company’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary. No Subsidiary of the Company has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.
          (d) No Subsidiary of the Company has any outstanding bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
          (e) Other than the Subsidiaries set forth in Section 3.3(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.

          (f) There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.
     3.4 Authority and Enforceability.
          (a) The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the Company Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
          (b) The only stockholder votes required to adopt this Agreement and approve the transactions contemplated hereby are the affirmative vote of the holders of (i) a majority of the then outstanding Company Shares voting as a single class, (ii) sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Preferred Stock, (iii) a majority of the then outstanding shares of Class A Common Stock and (iv) a majority of the then outstanding shares of Class B Common Stock, on the record date of a duly convened meeting of the Company Stockholders, or by written consent in lieu of such meeting (the “Company Stockholder Approval”).
          (c) The Board of Directors of the Company has, by the unanimous vote of all directors in office, (i) duly approved this Agreement, the Merger and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Stockholders and (iii) recommended that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption.
     3.5 No Conflict; Authorizations.
          (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not (i) violate the provisions of the Company’s or any of its Subsidiaries’ Charter Documents, (ii) violate or conflict with, in any material respect, or constitute a material default, a material event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Material Contract, (iii) assuming compliance by the Company with the matters referred to in Section 3.5(b), violate or conflict, in any material respects, with any Law, Material Authorization or material Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any material remedy, obtain any material relief under or revoke or otherwise materially modify any material rights held under, any such Law, Material Authorization or material Order, or (iv) result in the creation of any material Liens upon any of the assets owned or used by the Company or any of its Subsidiaries. Section 3.5(a) of the Company Disclosure Schedule sets forth all Material Contracts that may require consents, waivers, assignments and other approvals and actions in connection with the transactions contemplated by this Agreement (collectively, “Consents”) in order to preserve all material rights of, and material benefits to, the Surviving Corporation and its Subsidiaries thereunder.
          (b) No Material Authorization or Order , or notice to, any domestic or foreign Governmental Entity, is required to be made or obtained by the Company or any of its Subsidiaries at or prior to the Effective Time in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby and thereby or compliance by the Company with the provisions hereof and thereof, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or similar Laws in foreign jurisdictions and (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states or other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, including such customary filings regarding any change of beneficial ownership or similar filings in foreign jurisdictions that would not reasonably be expected to preclude or materially impede the Company’s ability to consummate the transactions contemplated hereby and thereby.
     3.6 Financial Statements.
          (a) Section 3.6(a) of the Company Disclosure Schedule attaches the Company’s consolidated financial statements consisting of the following: (i) the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005, 2006 and 2007 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the year then ended (the “Audited Financial Statements”), and (ii) unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as of September 30, 2008 and the related statements of income and cash flow for the nine-month period then ended (the “Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Financial Statements”.
          (b) The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if present, would not differ materially from those presented in the Audited Financials). The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries, as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2008 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Each of the Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.
          (c) The Company and its Subsidiaries maintain a system of internal control over financial reporting which provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Company’s Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data. To the Company’s Knowledge, there is and has been no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. The Company has made available to Parent, accurate and complete copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, its material internal controls and procedures.
     3.7 No Undisclosed Liabilities.
          (a) The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
          (b) As of the date of this Agreement, the Company and its Subsidiaries have no known liabilities of the type to be reflected or disclosed in a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not individually, material in amount, and (c) those that would not reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.
     3.8 Accounts Receivable. The accounts receivable of the Company and its Subsidiaries as set forth on the Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, and (b) not subject to valid defenses, set offs or counterclaims. The allowance for collection losses on the Balance Sheet and, with respect to Accounts Receivable arising since the Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistent with past practice.

     3.9 Taxes.
          (a) As used in this Agreement, the following words and terms have the following definitions:
               (i) “Tax” or “Taxes” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
               (ii) “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (b) Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns (or extensions thereof) required to have been filed by or with respect to the Company or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return correctly and completely reflects, in all material respects, all liability for Taxes and all other information required to be reported thereon under applicable laws and regulations. All Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid, or will establish an adequate accrual or reserve for such payment). Each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all liability for all unpaid Taxes, that are current Taxes not yet due and payable.
          (c) Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied, in all material respects, with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, and has timely filed all withholding Tax Returns, for all periods through and including the Effective Time.
          (d) Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.
          (e) The Company Disclosure Schedule indicates those Tax Returns that have been audited by a Tax Authority and those Tax Returns for which the Company has received notice that it is the subject of audit. Except as set forth in the Company Disclosure Schedule there is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company. The Company has made available to Parent copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, provided that Form 1099s, W-2s and other non-material information Tax Returns shall be considered made available if access is provided to them upon Buyer’s request at the Company’s place of business and shall not be required to be delivered to the Buyer or posted to the Virtual Data Room.
          (f) The Company Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns. No claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.
          (g) None of the assets or properties of the Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. Neither the Company nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments of (i) any “excess parachute payment” within the meaning of Section 280G of the Code, (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code, or (iii) an excise tax to the recipient of such payments pursuant to Section 4999 of the Code, other than payments for which Company Stockholder approval has been obtained pursuant to Section 5.10(i) of this Agreement.
          (h) Neither the Company nor any of its Subsidiaries has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Effective Time pursuant to Section 481 or Section 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Effective Time. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority, requested any ruling from any Taxing Authority, or has entered into (or is subject to) any agreement with a Taxing Authority. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any comparable provisions of state, local or foreign law.
          (i) Neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.
          (j) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Effective Time, (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time, (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Effective Time, or (v) prepaid amount received on or prior to the Effective Time.
          (k) Neither the Company nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “listed transaction” or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.
          (l) The Company Disclosure Schedule lists each person who Company reasonably believes is, with respect to Company or any Affiliate of the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Regulations thereunder).
          (m) The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the Balance Sheet Date the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (n) The Company has in its possession official foreign government receipts for any Taxes paid by it and any of its Subsidiaries to any foreign Tax Authorities.

          (o) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
     3.10 Compliance with Law.
          (a) Each of the Company and its Subsidiaries has complied within the last five years in all material respects with each, and is not in material violation of, any applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties is or has been subject, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and implementing regulations promulgated thereunder (45 C.F.R. Parts 160-164) (“HIPAA”).
          (b) To the Knowledge of the Company, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law. Neither the Company nor any of its Subsidiaries has received written notice regarding any such violation of, conflict with, or failure to comply with, any Law.
     3.11 Regulatory.
          (a) When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 3.11(a):
               (i) “Biological Materials” means any tissues, cells, cell lines, organisms, blood samples, genetic material, antibodies and other biological substances, materials, constituents, extracts, progeny, mutants, derivatives or replications thereof or therefrom (including, but not limited to, human- or animal-derived), in each case that are collected, used or sold by the Company or its Subsidiaries.
               (ii) “Company Activities” means those tests, studies, and other topical product development activities and services conducted by or on behalf of the Company or its Subsidiaries, including evaluating drug candidates; conducting in vitro and in vivo human clinical studies, Manufacturing, buying and Exploiting products, including, without limitation, any activities conducted pursuant to a CLIA Certificate.
               (iii) “CLIA Certificate” means the certificate(s) conferred by the Centers for Medicare and Medicaid Services, pursuant to Section 353 of the Public Health Services Act (42 U.S.C. § 263a) as amended by the Clinical Laboratory Improvement Amendments, authorizing the acceptance of human specimens for the purpose of performing laboratory examinations or procedures.
               (iv) “Distribution” means any and all activities related to the distribution, storing, handling, shipping and communicating with Governmental Entities and third parties in connection therewith.

               (v) “EMEA” means the European Medicines Agency.
               (vi) “Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, optimization, importation, exportation, transportation, Distribution, commercialization, promotion and marketing activities related thereto.
               (vii) “FDA” means the United States Food and Drug Administration.
               (viii) “FFDCA” or “the Act” means the U.S. Federal Food, Drug, and Cosmetic Act.
               (ix) “IND” means (a) an Investigational New Drug Application, as defined in the Act, which is required to be submitted to the FDA before beginning clinical testing of a product in human subjects, and its equivalent in other countries or regulatory jurisdictions or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.
               (x) “Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data), results and other material, including high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology, assays and any other biological methodology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions.
               (xi) “Labeling” means the applicable Company’s product’s label, packaging and package inserts accompanying such product, and any other written, printed, or graphic materials accompanying such product, including safety data sheets, instructions or guides.
               (xii) “Manufacture” and “Manufacturing” means, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.
               (xiii) “Medical Product Regulatory Authority” means any Governmental Entity that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including, without limitation, the FDA, the EMEA, and state and local government authorities.

               (xiv) “Patient Information” means individually identifiable information pertaining to patients and/or research subjects.
               (xv) “Regulatory Documentation” means any and all Material Authorizations relating to Company Activities, including, without limitation, applications, registrations, licenses, authorizations, approvals, non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports), correspondence to or with any Medical Product Regulatory Authority with respect to the Company Activities (including minutes and official contact reports relating to any communications with any Medical Product Regulatory Authority), and all data contained in any of the foregoing, including all adverse event files and Manufacturing records.
          (b) The Company and its Subsidiaries have conducted the Company Activities in accordance with current good manufacturing practices, current good clinical practices and current good laboratory practices and other applicable Laws.
          (c) All the Company’s products are manufactured, tested, packaged, labeled, held, Distributed, and provided in all material respects in accordance with (i) the specifications and standards contained in the relevant Material Authorization (defined in Section 3.12(a), below); and (ii) the applicable Laws, rules, regulations and guidelines, including, but not limited to, the applicable requirements of current good clinical practices and current good laboratory practices.
          (d) No Governmental Entity has notified any Acquired Corporation, and the Acquired Corporations are not aware, nor should otherwise be aware, that the conduct of the Company Activities was or is in violation of any applicable Law or the subject of any investigation. There has not been, nor is there currently under consideration by the Company or any Governmental Entity, any recall or corrective action with respect to any Company product.
          (e) Neither any Acquired Corporation nor any of its or their officers, directors, or employees has (i) been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Entity for any purpose, or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c as amended by the Generic Drug Enforcement Act of 1992, 42 U.S.C. § 1320a-7, 45 C.F.R. Part 76 or any equivalent provisions in any other jurisdiction; (ii) been subject to any other material enforcement action involving the FDA or similar Governmental Entity in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing is pending, asserted, or threatened against same; or (iii) been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992 or any other applicable Law.
          (f) The Acquired Corporations have made available, or have caused to be made available, to Parent all material Regulatory Documentation, Company Know-How and any other data, clinical studies, pre-clinical studies and other Company Know-How in the Company’s or its Subsidiaries’ possession or control regarding or related to any of the Company’s products or services or its business, and all such Regulatory Documentation and Company Know-How were and are true, complete and correct at such time and as of the Closing. Each of the Company and its Subsidiaries has prepared, maintained and retained all Regulatory Documentation that is required to be maintained or reported pursuant to and in accordance with good laboratory and clinical practices and other applicable Law and all such information is true, complete and correct and what it purports to be.
          (g) Each of the Acquired Corporation has conducted, and if still pending is conducting, all pre-clinical and clinical trials in compliance, in all material respects, with (i) all work orders, customer protocols, specifications, and if necessary, approvals by institutional review boards and similar authorities, (ii) procedures and controls pursuant to standards generally accepted and observed in the pharmaceutical industry, and (iii) all Laws, regulations, orders, guidances, and policies, including those implemented by the FDA or any counterpart Medical Product Regulatory Authorities in any other applicable jurisdiction, including regulations and guidances relating to Manufacture, Distribution, pre-clinical and clinical investigations, pre- and post-marketing adverse drug experience reporting, and all other pre- and post-marketing reporting requirements, as applicable.
          (h) No Acquired Corporation, nor any of its or their officers, directors, or employees has made any false statements on, or material omissions from, any representations, reports or other submissions, whether oral, written, or electronically delivered, to any customer or to any applicable Medical Product Regulatory Authority or in or from any other records and documentation prepared or maintained to comply with the requirements of any customer or any applicable Medical Product Regulatory Authority relating to the Acquired Corporations, the products of any Acquired Corporation, or any Company Activities (whether in any submission to such Medical Product Regulatory Authority or otherwise). No Acquired Corporation, nor any of its or their officers, directors, or employees has committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar Laws, rules, regulations or policies, whether under the jurisdiction of the FDA or any counterpart regulatory authority in any other applicable jurisdiction, and any amendments or other modifications thereto. No Acquired Corporation, nor any of its or their officers, directors, or employees has received, nor is aware of any basis for the issuance of, any notice to such effect.
          (i) Neither any Acquired Corporation nor the facilities owned or used by the Acquired Corporations are or have been subject to any material adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, investigation, Section 305 notice, or other compliance or enforcement action, from or by the FDA or any counterpart regulatory authority in any other applicable jurisdiction. There are no pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by the FDA or any counterpart regulatory authority related to the Company and its Subsidiaries. There is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint or request for information or any such liability. Neither the FDA nor any counterpart regulatory authority has commenced or threatened to initiate any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any currently proposed or ongoing clinical investigation conducted by the Company. Neither the Company nor its Subsidiaries has received any notice or correspondence from any institutional review board or similar authority requiring the termination or suspension or denying approval of a clinical trial conducted by the Company and its Subsidiaries pursuant to any of the Material Contracts.
          (j) As required by current good clinical practices and, to the extent applicable, comparable federal, foreign, state and local rules and regulations, the Company and its Subsidiaries have retained all source documentation, including case histories, and all records related to receipt, shipment or other disposition of tested product; and have stored all reserve samples or other quantity of tested product.
          (k) As required by current good laboratory practices and corresponding regulations and guidance, and to the extent applicable, comparable federal, foreign, state and local rules and regulations, the Company and its Subsidiaries have in all material respects (i) maintained appropriate facilities; (ii) retained personnel that have education, training, and experience adequate to enable such personnel to perform the assigned functions; (iii) developed and implemented a quality assurance monitoring program to ensure compliance of Company facilities, equipment, personnel, methods, practices, records, and controls; and (iv) adequately maintained protocols, records, reports, data, documentation, and specimens. The Company has not conducted, and does not currently conduct, animal clinical studies.
          (l) The Acquired Corporations are conducting the Company Activities and have always conducted the Company Activities in compliance with the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.) and all of the regulations promulgated under all such statutes.
          (m) The Company is and has been in compliance with all applicable Laws, regulations and contractual commitments concerning privacy, security, coding, and transaction standards for Patient Information, including any applicable requirements of HIPAA.
          (n) Any Patient Information obtained by the Company, or its Subsidiaries was so obtained either (i) from the patient in connection with treatment, (ii) from a health care provider for treatment purposes, (iii) in accordance with a valid patient authorization under 45 C.F.R. § 164.508, (iv) pursuant to a waiver of such authorization under 45 C.F.R. § 164.512(i) or (v) as a limited data set pursuant to 45 C.F.R. § 164.514(e).
          (o) Neither the Company nor its Subsidiaries have received any inquiries from any federal, state or other Governmental Entity regarding the Company’s or its Subsidiaries’ handling of Patient Information, and neither the Company’s, nor its Subsidiaries’ policies and practices regarding Patient Information have been rejected by any governmental or non-Governmental Entity or certification organization that has reviewed them, if applicable.
          (p) There has been no unauthorized acquisition of Patient Information by any Person. The Company and its Subsidiaries have implemented and maintain written policies and procedures reasonably designed to protect the privacy and security of Patient Information; to identify and respond to, and notify individuals of, any breaches of security of Patient Information; and to comply with all applicable Laws, regulations, and contractual commitments concerning Patient Information.
          (q) The Company and its Subsidiaries use, store, transfer, convey or dispose of Biological Materials only in compliance with and pursuant to contracts requiring compliance with (i) any and all donor consents by which such Biological Materials was originally obtained and (ii) any applicable federal or state Law, rule or regulation. To the Company’s Knowledge, no Acquired Company has transferred any Biological Materials or any product derived from any Biological Materials other than pursuant to a written contract obligating the counter-party thereto to use or distribute any Biological Materials or any product derived therefrom only in compliance with (i) any and all donor consents by which such biological materials was originally donated, (ii) any applicable federal or state law, rule or regulation, and (iii) any applicable rule or regulation disseminated by an applicable non-governmental regulatory body.
          (r) All Biological Materials derived in whole or in part from non-human sources were and are (i) obtained from suppliers (whether domestic or foreign) accredited by the Association for Assessment and Accreditation of Laboratory Animal Care; and (ii) compliant with and are shipped, stored, and used in compliance with all applicable Laws, including, but not limited to those Laws enforced by the U.S. Centers for Disease Control and Prevention and the U.S. Fish and Wildlife Service. To the extent applicable, the Company and its Subsidiaries have obtained any necessary Material Authorizations in order to use, process, ship, and store animal-derived Biological Materials.
     3.12 Authorizations.
          (a) Each of the Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all material Authorizations which are necessary for it to conduct its business, including all Company Activities, as currently conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens (each such Authorization shall be referred to as a “Material Authorization”). Such Material Authorizations are valid and in full force and effect and none of such Material Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All such Material Authorizations are listed in Section 3.12(a) of the Company Disclosure Schedule.
          (b) To the Company’s Knowledge, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Material Authorization. Neither the Company nor any of its Subsidiaries has received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Neither the Company nor any of its Subsidiaries is in default, and neither the Company nor any of its Subsidiaries received written notice of any claim of default, with respect to any Material Authorization.

          (c) No Person other than the Company or its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Material Authorization which the Company or any of its Subsidiaries owns, possesses or uses in the operation of its business as now being conducted.
     3.13 Title to Personal Properties.
          (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned or leased by the Company or any of its Subsidiaries or otherwise used in the businesses of the Company and its Subsidiaries as of the date of this Agreement, with a current fair market value in excess of $100,000 as of the date of this Agreement (collectively, the “Material Personal Properties and Assets”), specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.
          (b) The Company owns or has the right to use all Material Personal Properties and Assets used in and/or necessary for the conduct and operation of the business of the Company following the Closing in the same manner as conducted and operated on the Balance Sheet Date, in the period since the Balance Sheet Date and as currently conducted.
          (c) With respect to the Material Personal Properties and Assets that they purport to own (other than inventory sold in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.
          (d) With respect to the Material Personal Properties and Assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in violation of any of the terms of any such lease.
     3.14 Condition of Tangible Assets. To the Knowledge of the Company, all materials, buildings, plants, leasehold improvements, structures, facilities, equipment and other material items of tangible property and assets which are owned, leased or used by the Company or any of its Subsidiaries are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), and are usable in the regular and ordinary course of business.
     3.15 Leased Real Property.
          (a) Section 3.15(a) of the Company Disclosure Schedule contains a list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”). The Leased Real Property listed on Section 3.15(a) of the Company Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.
          (b) Neither the Company nor any of its Subsidiaries own any real property or interests in real property.

          (c) With respect to Leased Real Property, the Company has made available to Parent a true and complete copy of every lease and sublease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). Each Lease is in full force and effect and valid and enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Lease. The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property.
          (d) To the Knowledge of the Company, the uses for which the buildings, facilities and other improvements located on the Leased Real Property are zoned do not restrict, or impair, the use of the Leased Real Property for purposes of the business. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or other Person that the Leased Real Property does not comply with all applicable building and zoning codes, deed restrictions, ordinances and rules.
          (e) To the Company’s Knowledge, no Governmental Entity having the power of eminent domain over the Leased Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property. To the Knowledge of the Company, there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may materially adversely effect the current use, occupancy or value thereof. Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.
          (f) To the Company’s Knowledge, the Leased Real Property and all present uses and operations of the Leased Real Property comply, in all material respects, with all Laws, Authorizations, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. To the Company’s Knowledge, the continued use, occupancy and operation of the Leased Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.
          (g) To the Knowledge of the Company, the Leased Real Property is in suitable condition for the businesses of the Company and its Subsidiaries as currently conducted.
          (h) No Person other than the Company or a Subsidiary of the Company is in possession of any of the Leased Real Property or any portion thereof, and to the Company’s Knowledge there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company or a Subsidiary of the Company the right of use or occupancy of the Leased Real Property or any portion thereof. To the Knowledge of the Company, no easement, utility transmission line or water main located on the Leased Real Property adversely affects the use of the Leased Real Property or any improvement on the Leased Real Property.

     3.16 Intellectual Property.
          (a) As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, Know-How, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, firmware, development tools, files, records and data, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof and all media on which any of the foregoing is recorded (collectively, “Software”); (v) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”); and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks, trade names and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.
          (b) Section 3.16(b) of the Company Disclosure Schedule contains a complete and accurate list of (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by or filed in the name of the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Owned Intellectual Property”); provided that the Company Disclosure Schedule is not required to list items of Company Owned Intellectual Property which are not registered or the subject of an application for registration. Except as specifically identified and described in the Company Disclosure Schedule, the Company or one of its Subsidiaries exclusively owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens).
          (c) Section 3.16(c) of the Company Disclosure Schedule contains a complete and accurate list of (i) all licenses, sublicenses and other Contracts (“In-Bound Licenses”) pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive; provided, however, that the Company Disclosure Schedule is not required to list In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end user licenses or agreements for contract services between the Company and other Persons in the Company’s current standard form thereof without material modification; and (ii) all such In-Bound Licenses that require the Company to license, assign, or otherwise transfer rights to additions, modifications or improvements to such licensed Intellectual Property made by or for Company to any third party.
          (d) Section 3.16(d) of the Company Disclosure Schedule contains a complete and accurate list of all currently in-force licenses, sublicenses and other Contracts (“Out-Bound Licenses”) pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive; provided, however, that the Company Disclosure Schedule is not required to list agreements for contract services between the Company and other Persons in the Company’s current standard form thereof without material modification. Both (i) the Amended and Restated Development and License Agreement (Mometasone) between the Company and SkinMedica, Inc. dated March 31, 2006 and (ii) the Development and License Option Agreement (Third Steroid and Other Steroid Products) between the Company and SkinMedica, Inc. dated March 31, 2006 have been terminated and such terminated agreements will be properly reflected in the statement of Estimated Closing Working Capital.
          (e) Except as specifically identified and described in the Company Disclosure Schedule, Company is the exclusive owner of all Marks used in connection with the operation or conduct of the business of Company, including the sale, distribution or provision of any Company product.
          (f) The Company Owned Intellectual Property, together with the Company’s and its Subsidiaries’ rights under the In-Bound Licenses listed in the Company Disclosure Schedule or that are “shrink-wrap” and similar commercially available end-user licenses or that are agreements between the Company and its employees in the Company’s standard form thereof without modification or that are agreements for contract services between the Company and other Persons in the Company’s current standard form thereof without material modification (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ businesses (A) as they are currently conducted, including, without limitation with respect to IDP-107, IDP-108, IDP-110, IDP-111, IDP-113, IDP-115 and other products under development by the Company or its Subsidiaries for which the company has filed an investigational new drug application or equivalent (the “Company Pipeline Products”); and (B) as the Company or its Subsidiaries currently propose to develop the Company Pipeline Products.
          (g) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations related to Intellectual Property that are owned by the Company or any of its Subsidiaries (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items and perfecting Company’s or its Subsidiary’s ownership interests therein. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and, to the Knowledge of the Company as of the date of this

Agreement, enforceable by the Company and/or one or more of its Subsidiaries. To the Knowledge of the Company as of the date of this Agreement, all Patents that have been issued to the Company or any of its Subsidiaries are valid.
          (h) To the Knowledge of the Company, there are no challenges (or any reasonable basis therefor) with respect to the validity or enforceability of any Company Intellectual Property. The Company Disclosure Schedule lists the status of any Actions currently pending before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Registered Items, including the due date for any outstanding response by the Company or any of its Subsidiaries in such Actions. Except as specifically identified and described in the Company Disclosure Schedule, there are no actions that are required to be taken by the Company within ninety (90) days of the Closing Date with respect to any Company Registered Items, and Company has taken steps to assure that all scheduled actions that are required to be taken by the Company within ninety (90) days of the Closing Date with respect to any Company Registered Items will be taken. Except as specifically identified and described in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action, in either case, in the twelve (12) months prior to the date of this Agreement, that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Registered Items. The Company Disclosure Schedule lists all previously held Company Registered Items that the Company or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the twelve (12) months prior to the date of this Agreement.
          (i) To the Knowledge of the Company, none of the products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its Subsidiaries, or the Company Pipeline Products, has infringed or infringes upon, has misappropriated or misappropriates or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted or as proposed to be conducted under current development plans of the Company or its Subsidiaries, has infringed or infringes upon, has misappropriated or misappropriates or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.
          (j) During the seven years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon, misappropriates or otherwise unlawfully use any Intellectual Property Rights of a third party, nor, to the Knowledge of the Company, is there any reasonable basis therefor. During the seven years prior to the date of this Agreement, no Action has been instituted, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and none of the Company Owned Intellectual Property (and to the Knowledge of the Company, no other Company Intellectual Property) is subject to any outstanding Order. During the seven years prior to the date of this Agreement, neither Company nor any of its Subsidiaries has received any opinion of counsel regarding any third party patents.

          (k) To the Company’s Knowledge, during the seven years prior to the date of this Agreement, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property, including any employee or former employee of Company, or has breached any license or agreement involving any Company Intellectual Property. The Company is not party to any in-force agreement granting any third party the right to bring infringement actions with respect to, or otherwise enforce rights with respect to any Intellectual Property Rights of the Company. Except as provided in Section 3.16(k) of the Company Disclosure Schedule, the Company is not party to any in-force agreement which includes a release, covenant not to sue or similar provision pursuant to which the Company or any of its Subsidiaries has waived, granted any rights or immunities under, or agreed not to use or enforce any Company Owned Intellectual Property.
          (l) With respect to the Company’s or any of its Subsidiaries’ Proprietary Information, the documentation relating thereto is current, accurate (other than inaccuracies that do not materially affect the value of such Proprietary Information) and sufficient in detail and content to identify and explain it and to allow its full and proper use by individuals reasonably skilled in the relevant arts without reliance on the special knowledge or memory of particular individuals. The Company and its Subsidiaries have taken steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company or any of its Subsidiaries that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Company or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between the Company or such Subsidiary and such third party (“Nondisclosure Agreements”). True and complete copies of the Company’s standard form of Nondisclosure Agreement and Nondisclosure Agreements with the top ten (10) service customers (such services shall include but are not limited to conducting clinical studies or designing and managing clinical studies) with the greatest dollar volume of revenue from the Company and its Subsidiaries in (i) the ten-month period ended October 31, 2008, and (ii) the year ended December 31, 2007 have been provided or made available to Parent. The Company and its Subsidiaries are, and to the Company’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Company and its Subsidiaries are in material compliance with the confidentiality terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its Subsidiaries to use, Proprietary Information owned by such third party.
          (m) All current and former employees, consultants and contractors (with respect to consultants and contractors, only those who are or were involved in the conception or development of Intellectual Property), of the Company and its Subsidiaries have executed and delivered, and to the Company’s Knowledge are in material compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments (or including a valid written obligation of such employee, consultant or contractor to execute such a written assignment) of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company and its Subsidiaries (“Work Product Agreements”). No current or former employee, consultant or contractor or any other Person (except for the owners of in-licensed Company Intellectual Property and except for co-owners of Company Owned Intellectual Property identified in Section

3.16(b) of the Company Disclosure Schedule), has any right, claim or interest to any of the Company Intellectual Property.
          (n) To the Company’s Knowledge, no employee, consultant or contractor of the Company or any of its Subsidiaries has been or is by performing services for the Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or such Subsidiary or any services rendered by such employee, consultant or independent contractor to the Company or such Subsidiary.
          (o) True and complete copies have been provided to Parent of all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to indemnify a third party against any charge of infringement or misappropriation resulting from the use of any Intellectual Property that has been distributed, sold or licensed by the Company or any of its Subsidiaries.
          (p) Except as specifically identified and described in the Company Disclosure Schedule: (i) the execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in breach, modification, cancellation, termination, suspension of, the loss or impairment of, or give rise to any right of any third party to terminate, or re-price or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to own any of the Company-Owned Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor to require the consent of any Governmental Entity or other third party in respect of such Intellectual Property; (ii) each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any Contract referenced in subsection (i); (iii) to the Knowledge of the Company there is no assertion, claim or threatened claim that Company or any of its Subsidiaries has materially breached any terms or conditions of such Contracts; (iv) to the Knowledge of the Company, all other parties to such Contracts, are in compliance with, and have not materially breached any term of, such Contracts; and (v) following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the obligation to grant any rights in excess of those that would have been granted by the Company or its Subsidiaries had the transactions contemplated by this Agreement not occurred and without the obligation to pay any additional amounts or other consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would have been required to pay had the transactions contemplated by this Agreement not occurred.
          (q) Except as specifically identified and described in the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company or any of its subsidiaries are a party, will result in (i) either the Parent’s or the Merger Sub’s being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses contained in an Out-Bound License or an In-Bound License, or (ii) either the Parent’s or the Merger Sub’s being obligated, under an Out-Bound License or an In-Bound License, to pay any royalties or other material amounts to any third party in excess of those payable by Company prior to the Closing.
          (r) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s software products from becoming infected by viruses and other harmful code. To the Company’s Knowledge, the Company’s software products do not contain any computer code that is designed and has the ability to disrupt, disable, harm, distort or otherwise impede the legitimate operations of such software products by or for the Company or its authorized users.
          (s) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the computer software programs or applications, or any other Intellectual Property owned by Company or its Subsidiaries. To the Knowledge of Company, no current or former employee, and no consultant or independent contractor of Company or its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for the government, or any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or its Subsidiaries.
          (t) Except as specifically identified and described in the Company Disclosure Schedule, Company has not entered into any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software or other software combined and/or distributed with such software must be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge (each such license, a “Viral License”) nor has Company distributed the Company Intellectual Property or Company products in a manner that would cause any component of the Company Intellectual Property or Company products to become subject to any of the terms of a Viral License.
     3.17 Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement:
          (a) there has not been any Company Material Adverse Effect;
          (b) neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;
          (c) neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;
          (d) neither the Company nor any of its Subsidiaries has altered any term of any of their respective outstanding securities;
          (e) neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any of its Subsidiaries, except for the sale of inventory and the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;
          (f) neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed Indebtedness for a material amount, or materially modified the terms of any material Indebtedness outstanding as of the Balance Sheet Date in each case other then in the ordinary course of business consistent with past practice ;
          (g) neither the Company nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves;
          (h) neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, a material amount in any Person other than travel loans or advances in the ordinary course of business consistent with past practice;
          (i) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;
          (j) there has not been any material damage, destruction or loss with respect to material property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;
          (k) neither the Company nor any of its Subsidiaries has made any material change in accounting practices;
          (l) neither the Company nor any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or
          (m) neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.
     3.18 Contracts.
          (a) Section 3.18(a) of the Company Disclosure Schedule contains a complete and accurate list of each Contract to which the Company or any of its Subsidiaries is a party, or by which any of the Acquired Corporations is bound:
               (i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve aggregate payments by the Company or any of its Subsidiaries of $250,000 or more in the year ended December 31, 2008 (other than those arrangements disclosed in subparagraph (xv) or purchased solely on a purchase order basis);

               (ii) for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, that involves a specified annual minimum dollar sales amount by the Company or any of its Subsidiaries of $100,000 or more;
               (iii) that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
               (iv) pursuant to which (A) the Company or any of its Subsidiaries purchases components for inclusion into its products other than components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of the Company or any of its Subsidiaries;
               (v) that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Company or any of its Subsidiaries without liability to the Company or such Subsidiary;
               (vi) that is a partnership, joint venture or similar Contract;
               (vii) that is a distribution, dealer, representative or sales agency Contract, which involves or would reasonably be expected to involve aggregate payments to or by the Company and any of its Subsidiaries of $100,000 or more in the year ended December 31, 2008 (other than those arrangements disclosed in subparagraphs (xv) or (xvi));
               (viii) that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provide for payments to or by the Company or any of its Subsidiaries in any one case of $100,000 or more than $250,000 over the term of such Lease or Contract;
               (ix) that is otherwise a Material Contract and which also provides for the indemnification by the Company or any of its Subsidiaries of any Person, the undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages, or the assumption by the Company or any of its Subsidiaries of any Tax, environmental or other Liability, other than pursuant to the indemnification provisions set forth in the Company’s Charter Documents, the Company’s standard form customer Contracts (including its confidentiality agreement) or the Company’s standard form Investigator Clinical Study Agreement;
               (x) with any Governmental Entity (other than a university, college, other educational institution or research or medical center);
               (xi) that is a note, debenture, bond, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
               (xii) for a charitable or political contribution that involved the payment of $50,000 or more by the Company or any of its subsidiaries;

               (xiii) for any future capital expenditure or leasehold improvement in any one case in excess of $100,000, other than arrangements disclosed pursuant to the preceding subparagraph (i);
               (xiv) that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;
               (xv) that is an In-Bound License pursuant to which the Company or any of its Subsidiaries made payments of more than $100,000 for the ten-month period ended October 31, 2008;
               (xvi) that is an Out-Bound License pursuant to which the Company or any of its Subsidiaries received payments of more than $250,000 for the ten-month period ended October 31, 2008;
               (xvii) with any of the top ten (10) service customers (such services shall include but are not limited to conducting clinical studies or designing and managing clinical studies) with the greatest dollar volume of revenue from the Company and its Subsidiaries in (x) the ten-month period ended October 31, 2008, and (ii) the year ended December 31, 2007; and
               (xviii) that relates to a material investment in the Company or the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise).
          (b) Each Contract required to be listed in Section 3.16 (c) and (d) and Section 3.18 of the Company Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
          (c) No customer under a Material Contract has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice that any such customer may cancel or otherwise materially and adversely modify its relationship with the Company or such Subsidiary or limit its services, supplies or material to the Company or such Subsidiary, as a result of the Merger or otherwise.
          (d) Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in any material respect in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. To the Knowledge of the Company, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.
          (e) The Company has made available accurate and complete copies of each Material Contract to Parent other than purchase orders in the ordinary course of business that do not contain outstanding obligations of the Company.
     3.19 Litigation.
          (a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against the Company or any of its Subsidiaries, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. To the Company’s Knowledge, there is no Action against any current or former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.
          (b) There is no unsatisfied judgment, penalty, award, decree, injunction, rule or order of any Governmental Entity, court or arbitrator, outstanding or pending against the Company or any of its Subsidiaries. There is no Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.
     3.20 Employee Benefits.
          (a) The Company Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been made available to Parent. Neither the Company nor any of its Subsidiaries has any intent or commitment to create any additional Company Benefit Plan or amend any Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

          (b) Each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.
          (c) None of the Acquired Corporations, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.
          (d) There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To the Company’s Knowledge, no condition exists which could subject the Company or any of its Subsidiaries to a penalty under Section 4071 of ERISA.
          (e) None of the Company, any Subsidiary of the Company or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.
          (f) True and correct copies of the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law) and a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan have been made available to Parent.
          (g) With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan.
          (h) With respect to each Company Benefit Plan to which the Company, any Subsidiary of the Company or any ERISA Affiliate is a party which constitutes a group health plan or a group benefit plan subject to Section 4980B of the Code or Section 10128.50 et seq. of the California Insurance Code, each such Company Benefit Plan complies, and in each case has complied, in all material respects, with all applicable requirements of Section 4980B of the Code and Section 10128.50 et seq. of the California Insurance Code.
          (i) Full payment has been made of all amounts which the Company, any Subsidiary of the Company or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the

Company Benefit Plans ended prior to the date of this Agreement, and none of the Company Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.
          (j) Each Company Benefit Plan is, and its administration is and has been during the six-year period preceding the date of this Agreement, in compliance in all material respects with, and none of Company, any Subsidiary of the Company or any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.
          (k) None of the Company, any Subsidiary of the Company and any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.
          (l) There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.
          (m) Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company, a Subsidiary of the Company or an ERISA Affiliate at any time without liability for the Company or an ERISA Affiliate, other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (n) The consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by the Company or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.
          (o) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company, any Subsidiary of the Company or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

          (p) Each Company Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company, any Subsidiary of the Company or any ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.
          (q) The Company Disclosure Schedule sets forth all Company Benefit Plans covering employees of the Company or any of its Subsidiaries outside of the United States (the “Foreign Plans”). The Foreign Plans have been operated in accordance, and are in compliance, in all material respects, with their constituent documents and all applicable Laws. There are no unfunded Liabilities under or in respect of the Foreign Plans, and all contributions or other payments required to be made to or in respect of the Foreign Plans prior to the Closing Date have been made or will be made prior to the Closing Date.
          (r) Section 3.20(r) of the Company Disclosure Schedule sets forth a list of all plans, programs Contracts or arrangements to which the Company or any of its Subsidiaries is a party, or to which either is subject, which the Company believes in good faith provide for the payment of deferred compensation subject to Section 409A of the Code;
          (s) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code during the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004. With respect to stock options granted after December 31, 2004, the Company’s Board of Directors or its duly constituted committee set the exercise price at or above the dollar amount which it determined in good faith to be the fair market value of the underlying shares on the date of grant based on the reasonable application of a reasonable valuation method. With respect to stock options granted before January 1, 2005, the Company’s Board of Directors or its duly constituted committee made a good faith attempt to set the exercise price at or above the fair market value of the underlying shares on the date of grant. The Company believes in good faith that any amounts paid or payable pursuant to each Company Benefit Plan subject to Section 409A of the Code is not includible in the gross income of a service provider (within the meaning of Section 409A) until received by the service provider and is not subject to interest or the additional tax imposed by Section 409A of the Code, and there are no agreements in place that would entitle a participant in any such plan to reimbursement for any such additional tax; and
          (t) Each individual that renders services to the Company who is classified by the Company as (i) an independent contractor or other non employee status, or (ii) an exempt or non-exempt employee, is properly so classified for all purposes, including (w) taxation and Tax reporting, (x) eligibility to participate in the Company Benefit Plans, (y) Fair Labor Standards Act purposes, and (z) applicable Law governing the payment of wages.

     3.21 Labor and Employment Matters.
          (a) Section 3.21(a) of the Company Disclosure Schedule sets forth (i) (A) a list of all directors, employees, contractors and consultants of the Company and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such director, employee, consultant and consultant whose annual base compensation and target bonus exceeds $100,000 in the year ending 2007, and (ii) a list of all former directors, employees, contractors and consultants of the Company and each of its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such director, employee, contractor and consultant. All directors, employees, contractors and consultants of the Company and its Subsidiaries may be terminated by the Company or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to the Company or such Subsidiary.
          (b) Section 3.21(b) of the Company Disclosure Schedule sets forth a list of all payments that are due and payable, or will become due and payable as of the Closing Date, including any and all payments that are required to be made as a result of the consummation of the transactions contemplated by this Agreement, to each director, employee, contractor and consultant of the Company and its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract. There have not been and there are not pending or, to the Company’s Knowledge, threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Company’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.
          (d) Each of the Company and its Subsidiaries has complied in all material respects with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of the Company and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.
          (e) Each of the Company and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
          (f) Neither the Company nor any of its Subsidiaries is a party to any Contract which restricts the Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof. Neither the Company nor any of its

Subsidiaries have effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company or any of its Subsidiaries, except in accordance with the WARN Act. The consummation of the Merger will not create liability for any act by the Company or any of its Subsidiaries on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.
          (g) Each of the Acquired Corporations is in compliance with the requirements of the Immigration Reform and Control Act of 1986. Section 3.21 of the Company Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens or permanent residents and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Company and its Subsidiaries who are performing services for the Company or any of its Subsidiaries in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Merger.
     3.22 Environmental.
          (a) Since January 1, 2007 each of the Acquired Corporations has been, and is currently, in compliance in all material respects with all Environmental Laws. Since January 1, 2007, none of the Acquired Corporations has received notice alleging that the Company or any of its Subsidiaries is not in such compliance with Environmental Laws. To the Company’s Knowledge there are no past, pending or threatened Environmental Actions against the Company or any of its Subsidiaries.
          (b) The Company has provided or made available to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of the Company or any of its Subsidiaries.
     3.23 Related Party Transactions. There are no Contracts of any kind, entered into by the Company or any of its Subsidiaries with any current or former officer, director or stockholder (collectively, “Related Parties”) or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided or made available to Parent (unless such agreement does not materially deviates from the form of employment agreement used by the applicable Acquired Corporation, which form have been provided or made available to the Parent), (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans of which copies have been provided to Parent. To the Knowledge of the Company, none of such Related Parties has any material direct ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent of the outstanding stock of such company). No officer or director, or to the Company’s Knowledge, no other Related Party, is directly or indirectly interested in any Material Contract.
     3.24 Insurance.
          (a) Section 3.24(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy maintained by the Company or any of its Subsidiaries with respect to their respective businesses, properties, assets, directors or employees as of the date of this Agreement (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding year (including with respect to any such insurance policies maintained by any of the Acquired Corporations in the past year and preceding year but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
          (b) None of the Acquired Corporations has any self-insurance arrangements.
          (c) All Policies are issued by an insurer that, to the Company’s Knowledge, is reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Acquired Companies following the Merger, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. Such Policies provide coverage customary for entities engaged in similar lines of business.
          (d) All premiums due under the Policies have been paid in full or have been accrued. Neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Company has not received any written notice notifying it of the termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.
     3.25 Books and Records. The books, records and accounts of the Company and its Subsidiaries are maintained in good faith and in accordance with commercially reasonable business practices. Neither the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any of the funds of the Company or any of its Subsidiaries other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and its Subsidiaries have been maintained in accordance with commercially reasonable business practices. There are no material resolutions or other actions of the stockholders, the board of directors or any committee of the board of directors other than as disclosed in the records of the meetings and written consents contained in the minute books or those relating to the approval of this Agreement and the transactions contemplated hereby.
     3.26 Brokers or Finders. Other than the fee payable to Deutsche Bank Securities Inc. pursuant to its agreement with the Company dated July 19, 2007 (the “Finder Agreement”), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. The Company has provided or made available to Parent a copy of the Finder Agreement. No claim exists or will exist against the Company, any of its Subsidiaries or the Surviving Corporation or, based on any action by the Company or any of its Subsidiaries, against Parent for payment of any “topping,” “break up” or “bust—up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.
     3.27 No Illegal Payments. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide and which the maker or provider of such payment or services should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, or (d) had any off-book bank or cash accounts or “slush funds.”
     3.28 Bank Accounts. Section 3.28 of the Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the disclosure schedule dated and delivered as of the date hereof by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) (in accordance with Section 10.12) each of Parent and Merger Sub represents and warrants to the Company as follows:
     4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole or affect the ability of Parent and Merger Sub to perform their obligations under this Agreement.

     4.2 Authority and Enforceability. Each of Parent and Merger Sub, as applicable, has the requisite power and authority to enter into this Agreement and the Security Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the transactions contemplated hereby and thereby. The execution and delivery of the Security Agreement by Parent and this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the Security Agreement have been duly executed and delivered by Parent and, as applicable, Merger Sub and, assuming due authorization, execution and delivery by the Company, constitute the valid and binding obligations of Parent and, as applicable, Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
     4.3 No Conflicts; Authorizations.
          (a) The execution and delivery of this Agreement and the Security Agreement by Parent and, as applicable, Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Parent or Merger Sub, (ii) violate or conflict with, in any material respects, or constitute a material default or a material event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of right, or require a consent under any material Contract to which Parent or Merger Sub is a party, (iii) assuming compliance by Parent with the matters referred to Section 4.4(b), violate or conflict, in any material respects, with any Law, Material Authorization or material Order applicable to Parent or Merger Sub or give any Governmental Entity or other Person the right to challenge any of the transaction contemplated hereby or to exercise any material remedy, obtain any material relief under or revoke or otherwise materially modify any material rights held under, any such Law, Material Authorization or material Order, or (iv) result in the creation of any material Liens upon any of the assets owned or used by Parent or Merger Sub, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) which would not reasonably be expected, individually or in the aggregate, materially to impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.
          (b) No Material Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of a premerger notification and report form by Parent under the HSR Act or similar Laws in foreign jurisdictions and (iii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which is not and would not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement and consummate the Merger or to be material to Parent and its Subsidiaries taken as a whole.

     4.4 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.5 Availability of Funds. Parent has cash available which is sufficient to enable it to consummate the transactions and perform its obligations contemplated by this Agreement that are due on or before the date six months after the Closing Date and expects to have such cash available at the time such transactions are consummated and such obligations are due to be performed.
     4.6 Litigation. There are no actions, suits, proceedings or orders pending or, to Parent’s or Merger Sub’s knowledge, threatened against or affecting Parent or Merger Sub at law or in equity, or before or by any Governmental Entity, domestic or foreign, which would adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby or thereby and there is no basis for any of the foregoing.
     4.7 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.
     4.8 No Reliance. In connection with its decision to enter into this Agreement, Parent, for itself and on behalf of its Affiliates and related parties, acknowledges, understands and agrees that (a) Parent is a sophisticated party with such knowledge and experience in business matters that it appreciates the merits and risks of consummating the transactions contemplated hereby; (b) Parent is not relying upon any representations and warranties and information other than that set forth herein or the other documents executed in connection with this Agreement; (c) Parent is not relying upon any forward-looking projections, forecasts, budgets, financial data or any other forward-looking information (written or oral) with respect to the Company or its Subsidiaries and/or their respective businesses, or prospects prepared by or furnished to Parent by or on behalf of the Company or any of its Subsidiaries (“Forward Looking Data”); (d) Parent recognizes that significant uncertainties are inherent in the Forward Looking Data and that the Acquired Corporations have not made any representations or warranties, express or implied, relating to the Forward Looking Data; and (e) Parent takes full responsibility for making its own evaluation as to the adequacy and accuracy of the Forward Looking Data.
ARTICLE 5
COVENANTS OF THE COMPANY
     5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall, and it shall cause each of its Subsidiaries to:

          (a) maintain its corporate existence, pay its debts and taxes when due, pay or perform other obligations when due, and carry on its business in the ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;
          (b) use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization and keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; provided, that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Parent;
          (c) use its commercially reasonable efforts consistent with past practices and policies to maintain its facilities and assets in the same state of repair order and conditions as they are on the date hereof, reasonable wear and tear excepted;
          (d) maintain its books and records in accordance with past practice, and maintain in full force and effect all Material Authorizations and Policies;
          (e) promptly notify Parent of any material event or occurrence not in the ordinary course of business, including but not limited to, any communication from a governmental entity;
          (f) not employ or engage the services of any Person that is debarred or subject to debarment proceedings by the FDA; and
          (g) provide Parent with a list of actions that must be taken by the Company or any of its Subsidiaries within 60 calendar days immediately following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Items.
     5.2 Negative Covenants. During the Pre-Closing Period, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company shall not, and it shall not permit any of its Subsidiaries to:
          (a) adopt or propose any amendment to the Charter Documents of the Company or any of its Subsidiaries;
          (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;
          (c) (i) issue or authorize for issuance any securities, except upon the exercise of Company Stock Options in accordance with their respective terms, or (ii) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Company Common Stock in connection with the termination of their employment pursuant to the Company’s standard form of option/restricted stock agreement;

          (d) (i) modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries, or (ii) enter into any employment (other than the Employment and Noncompetition Agreements and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;
          (e) other than as specifically set forth herein, establish, adopt, enter into, amend or terminate any Company Benefit Plan, or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries;
          (f) sell, lease, transfer or assign any material property or material assets of the Company or any of its Subsidiaries, including any transfer of the assets; provided, that the Company may convert to cash the assets constituting Company’s Charles Schwab Money Market and Investment Account.
          (g) (i) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business, (ii) modify the terms of any existing Indebtedness or (iii) repay any existing Indebtedness in advance of its maturity date (except for assets sold, leased, transferred or assigned by the Company pursuant to contracts that are not Material Contracts), other than in the ordinary course of business;
          (h) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company or any of its Subsidiaries;
          (i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;
          (j) cancel any debts or waive any claims or rights of substantial value;
          (k) (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract or (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 3.18 of the Company Disclosure Schedule, other than Contracts executed in the ordinary course of business;
          (l) (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $250,000 or capital expenditures which in the aggregate exceed $500,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than Inventory in the ordinary course of business consistent with past practice;
          (m) not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by the Company or any of its Subsidiaries does not exceed $100,000 in the aggregate or $50,000 in any individual case;
          (n) amend any Company Stock Option or authorize cash payments in exchange for any of the foregoing;
          (o) make any filings or registrations, with any Governmental Entity, except routine filings and registrations (including filings in connection with the prosecution or maintenance of Patents or Patent applications) made in the ordinary course of business;
          (p) be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (ii) any purchase of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;
          (q) take any actions outside the ordinary course of business;
          (r) make any changes in its accounting methods, principles or practices;
          (s) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of the Company or any of its Subsidiaries existing as of the Effective Time;
          (t) enter into any license agreement with any Person to obtain any Intellectual Property, other than any license agreement that is not a Material Contract or, other than Contracts executed in the ordinary course of business;
          (u) on or before January 31, 2009, initiate any Phase III Trials that would constitute, or with the passage of time, lead to the achievement of a Milestone; or
          (v) agree, whether in writing or otherwise, to do any of the foregoing.
     5.3 Access to Information. Subject to the terms of the Confidentiality Agreement by and between Parent and the Company dated September 23, 2008 (the “Confidentiality Agreement”) and except as prohibited by applicable law or governmental regulation, during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access, during normal business hours and upon reasonable advance notice, to all of the Leased Real Property, properties, assets, books and records, the

Company’s officers, employees, accountants, Contracts and other documents related to the Company and its Subsidiaries,
     5.4 Consents. The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to obtain all Consents; provided that no Indebtedness is required to be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract is required to be amended nor any right thereunder be waived and no money or other consideration is required to be expended in order to comply with this covenant.
     5.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (c) constitute a failure of any condition precedent to Parent’s and Merger Sub’s obligations. The Company shall give prompt notice to parent of: (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (ii) any written notice or other written communication received by the Company from any Governmental Entity in connection with the Merger or (f) any Actions commenced against the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.19. The delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect any remedies available to Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant and disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.
     5.6 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause its Subsidiaries and its and their respective directors and officers, employees not to, and it will not authorize or direct its Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) to: (a) initiate, knowingly encourage, solicit or seek, directly or indirectly, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of, all or any substantial portion of the assets or the securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. If the Company, any of its Subsidiaries or any Agent has provided any Person (other than Parent or the Company’s or its Subsidiaries’ Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof to the extent possible under the contract governing the relationship with such party. The Company shall promptly (and in any event within one Business Day following the day a director or officer of the Company obtains knowledge of such event) notify Parent orally and in writing, if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent, but only to the extent Company reasonably determines that it can do so without violating a non-disclosure agreement by and between the Company and a third party that was in effect as of the date of this Agreement (an “Existing Non-Disclosure Agreement”). Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing, but only to the extent Company reasonably determines that it can do so without violating the applicable Existing Non-Disclosure Agreement.
     5.7 Allocation Certificate. The Company shall prepare and deliver to Parent at the Closing a certificate signed by the Chief Executive Officer and Secretary of the Company in a form reasonably acceptable to Parent as to the capitalization of the Company immediately prior to the Effective Time, the amount each Company Securityholder is to receive at Closing pursuant to Section 2.3(h)(i) and each Company Securityholder’s pro rata percentage for each of the distributions referred to in Sections 2.3(h)(ii), (iii) and (iv) (the “Allocation Certificate”). The Allocation Certificate shall set forth a true and complete list of the Company Securityholders immediately prior to the Effective Time and the number of shares of Company Preferred Stock, Company Common Stock and/or Company Stock Options owned by each such Company Securityholder and, with respect to Company Stock Options, the extent to which such Company Stock Options will be vested as of immediately prior to the Effective Time (after giving effect to the 50% vesting acceleration of then unvested Company Stock Options pursuant to the Company Stock Plan)).
     5.8 CFO Certificate. The Company shall prepare and deliver to Parent prior to the Closing a certificate from the Chief Financial Officer of the Company certifying an attached estimated balance sheet as of the Closing Date which shall include the Estimated Closing Working Capital and certifying as to the amount of Net Debt and Company Transaction Expenses as of Closing in a form reasonably satisfactory to Parent (the “CFO Certificate”).
     5.9 FIRPTA Certificate. The Company shall prepare and deliver to Parent at the Closing a properly executed statement in a form satisfactory to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).
     5.10 Section 280G of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that either (i) with respect to any payments or benefits that would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Potential 280G Benefit”), the Company’s stockholders have approved (in a manner consistent with the regulations under Section 280G of the Code) each Potential 280G Benefit, or (ii) that such requisite stockholder approval has not been sought or obtained with respect to any Potential 280G Benefit, and such Potential 280G Benefit has been waived by the applicable “disqualified individual” and therefore has ceased to be payable or provided.

     5.11 Termination of 401(k) Plan and Company Stock Plan. Unless otherwise notified by Parent at least five (5) Business Days prior to the Closing, the Company shall prepare and, pursuant to a duly authorized action of its Board, adopt a resolution whereby conditioned upon the Closing and effective immediately prior to the Effective Time the Company’s qualified defined contribution retirement plan and the Company Stock Plan shall be terminated, such actions shall be evidenced by a certificate signed by the Chief Executive Officer or Secretary of the Company in a form reasonably acceptable to Parent and delivered to the Parent at the Closing. In order to effectuate the orderly termination and distribution of the Company’s qualified defined contribution retirement plan, the Company shall, and it shall cause each of its Subsidiaries to, use its commercially reasonable efforts to assist Parent in evaluating and planning for such termination. If the qualified defined contribution retirement plan shall be terminated in the circumstances described in this Section 5.11, all participants and former participants in such plan shall become fully vested in their account balances under the plan to the extent required by law.
ARTICLE 6
COVENANTS OF THE COMPANY AND PARENT
     6.1 Regulatory Approvals.
          (a) Each of Parent, Merger Sub and the Company shall promptly apply for, and use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the use of reasonable efforts to cause the conditions in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
          (b) Without limiting the generality of the foregoing, each of Parent and the Company shall, as promptly as practicable, make or cause to be made any filing, in any jurisdiction, with any Governmental Entity, which the Parties deem to be necessary or advisable in connection with the Merger or any of the other transactions contemplated by this Agreement and which relate to the HSR Act or any other statute, regulation, order, or decree, whether foreign or based on United States law, that is designed to prohibit, restrict, or regulate actions having the potential purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Furthermore, each of the Company and Parent shall also, no later than seven business days after the date of this Agreement, make or cause to be made any other filings which the Parties deem to be necessary or advisable in connection with the Merger or any of the other transactions contemplated by this Agreement and which relate to any of the Antitrust Laws other than the HSR Act. Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission relating to any of the Antitrust Laws.
          (c) Each of Parent and the Company shall use reasonable efforts to obtain promptly any clearance, under any of the Antitrust Laws, such clearance deemed necessary or advisable by the Parties for the consummation of the Merger or any of the transactions contemplated by this Agreement,. Without limiting the generality of the foregoing, each of Parent and the Company shall, if any administrative, regulatory, or judicial action or proceeding is instituted (or overtly threatened to be instituted) challenging the Merger or any of the transactions contemplated by the Agreement as violative of any Antitrust Laws, use reasonable efforts to cooperate to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any of the transactions contemplated by this Agreement, or to fully carry out the purposes of this Agreement.
          (d) Each of Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and shall use its commercially reasonable efforts to comply promptly with any such inquiry or request. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any filings, applications, investigations, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which shall be limited to outside antitrust counsel only). Parent will consult with the Company in connection with the preparation of all written presentations, memoranda, briefs, arguments, opinions, proposals, or other written submissions to any Government Entity that are prepared in connection with obtaining any clearances deemed necessary or advisable by the parties under any of the Antitrust Laws for the consummation of the Merger or any of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent agrees to use reasonable efforts to take all steps necessary to receive regulatory clearance under all applicable Antitrust Laws to close the Merger and all other transactions contemplated by this Agreement, unless the taking of such actions would have (or would reasonably be expected to have) a material adverse effect on the business condition (financial or otherwise) of Parent, its Subsidiaries, and the Surviving Corporation taken as a whole. Notwithstanding the foregoing, Parent shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Surviving Corporation or any of its Subsidiaries or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement.
          (e) Parent and the Company shall instruct their respective counsel to cooperate with each other and use their best efforts to facilitate and expedite the identification and resolution of any issues arising under any of the filings made pursuant to Section 6.1 of this Agreement and to promote the expiration of any applicable waiting period at the earliest practicable date. Such best efforts and cooperation include counsels’ (i) to keeping each other informed of all material communications from and to personnel of the reviewing Governmental

Entity and (ii) conferring with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.
     6.2 Public Announcements. Except as otherwise contemplated by this Agreement, neither Parent, Merger Sub nor the Company shall make, or cause to be made, any press release or other public statement or any statement to any analyst or member of the press concerning the transactions contemplated by this Agreement without the approval of the other party hereto, except for any public disclosure which is required by Law (in which case the disclosure shall be prepared jointly by the Company and Parent). Notwithstanding the foregoing, the Company shall be permitted to disclose the existence of this Agreement to the Company Securityholders and to its customers, suppliers and other contacts in connection with the solicitation and procurement of any approvals or Consents in connection with this Agreement.
     6.3 Expenses. Each of Parent and the Company shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.
     6.4 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated hereby. Each of the parties hereto shall make commercially reasonable efforts to consummate the Merger on or by December 31, 2008.
     6.5 Directors and Officers Indemnification.
          (a) From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to fulfill and honor (and the Parent guarantees that the Surviving Corporation will fulfill and honor) all rights to indemnification or exculpation existing in favor of present and former directors, officers, employees, and agents of Company or any of its Subsidiaries and all other Persons who may presently serve or have served at Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “Indemnified Parties”) in the applicable certificate of incorporation, bylaws or other similar charter documents of the Company and its Subsidiaries as in effect on the date hereof and in any indemnification agreements with each person who is a current or former director or officer of the Company or its Subsidiaries.
          (b) During the period commencing on the Effective Time and ending on the sixth anniversary of the Effective Time (the “Coverage Period”), Parent shall, at Parent expense, cause the Surviving Corporation to maintain Company’s existing insurance policies’ indemnification provisions (including with respect to advancement of expenses) as of the date hereof with respect to the Indemnified Parties with a coverage and scope at least as beneficial as the current liability insurance coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay annual premiums for such insurance coverage (or for any substitute or “tail” policies) in excess of an amount equal to 250% of the most recently paid annual premium with respect to such insurance (the “Maximum Amount”). In the event any future annual premiums exceed such maximum payment, the Surviving Corporation shall be entitled to reduce the amount of coverage to the amount of coverage that can be obtained for a premium equal to such Maximum Amount.
          (c) Parent may obtain (or Parent may cause Surviving Corporation to elect) comparable “tail” coverage with regard to any insurance policies of Company, with the amount of coverage and placement consistent with the level and scope of coverage of the current liability insurance, and such coverage cost shall be at Parent’s expense. At or before the Effective Date, with respect to Directors and Officers liability coverage for Company officers and directors in place before giving effect to the Merger, Parent may obtain (or the Company shall obtain) at Parent’s expense comparable “tail” coverage for the Coverage Period with regard to any directors and officers insurance policies of the Company, with the amount of coverage and placement consistent with the scope and coverage of the current liability insurance.
          (d) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs, and their representatives.
     6.6 Employee Matters. Following the Closing Date, Parent shall provide the employees of the Company and any Subsidiary of the Company who are employed by Parent or any Affiliate of Parent after the Closing Date (“Continuing Employees”) with substantially the same benefits (other than compensation including salary, bonus and equity compensation (“Compensation”), which shall be substantially the same as such Continuing Employee’s Compensation immediately prior to the Effective Time) in the aggregate as those provided to similarly situated employees of Parent. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Parent employee benefit plan (other than a defined benefit plan) and to the extent permitted by applicable Law, Parent shall provide that the Continuing Employees shall receive service credit under each Parent employee benefit plan (other than a defined benefit plan) for their period of service with the Company prior to the Closing, except where doing so would cause a duplication of benefits. Parent shall use all commercially reasonable efforts to waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any health and welfare plan that such employees may be eligible to participate in after the Closing Date.
ARTICLE 7
CONDITIONS TO MERGER
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (b) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made and shall be in full force and effect.
          (c) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be issued by any Government Entity of competent jurisdiction and shall be in effect. No Law shall have been enacted which makes the consummation of the Merger illegal as of the Closing Date.
     7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:
          (a) Except as set forth below, the representations and warranties of the Company set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except that the accuracy of those representations and warranties that address matters only as of a particular date shall be measured as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 7.2(a) if such inaccuracies (considered individually or collectively) do not have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; provided further, that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.2(a), (d), (j), (k) and the first sentence of Section 3.2(b) (Capitalization), Section 3.4 (Authority and Enforceability), Section 3.6 (Financial Statements), Section 3.7(b) (No Undisclosed Liabilities), Section 3.11(b), (c), (f), (g), (l), (m), (n), (q) and (r) (Regulatory) and Section 3.16(b), (e) and (g) (Intellectual Property) that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and such representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the President of the Company to such effect.
          (b) The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects. Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.
          (c) The Company shall have taken all corporate actions necessary to approve the transactions contemplated by this Agreement. The Company shall have furnished Parent and Merger Sub with a certificate of the Secretary of the Company, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted unanimously by the Board of Directors of the Company approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent); (ii) attached thereto is a true and complete copy of resolutions adopted by the holders of at least a majority of the then outstanding Company Shares voting as a single class, holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Preferred Stock, holders of at least a majority of the then outstanding shares of Class A Common Stock and holders of at least a majority of the then outstanding shares of Class B Common Stock adopting and approving this Agreement and the Merger (such resolutions to be in form and substance reasonably satisfactory to Parent); and (iii) that such resolutions have not been amended and are in full force and effect as of the Closing Date.
          (d) There shall not have occurred since the date of this Agreement any event, occurrence or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (e) No action, proceeding or litigation brought by any Government Entity of competent jurisdiction shall be pending before any court or other Governmental Entity seeking to (i) prevent consummation of the Merger, (ii) affect adversely the right of Parent to control the Company and the Subsidiaries of the Company in a material way; or (iii) restrain or prohibit Parent’s ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or compel Parent or any of its Subsidiaries or Affiliates to dispose of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole. No Order was given by a Government Entity of competent jurisdiction that has the effect mentioned in sub-clauses “(i)” through “(iii).”
          (f) The Chief Executive Officer and the Secretary of the Company shall have executed and delivered to Parent the Allocation Certificate.
          (g) The Stockholder Representative shall have duly executed and delivered the Escrow Agreement to Parent.
          (h) Each of the Employment and Noncompetition Agreements executed by the Key Employees shall be in full force and effect as of the Closing Date, except as may be caused by the Death and Disability (as defined in the applicable Employment and Noncompetition Agreement) of such Key Employee.
          (i) The Company shall have delivered to Parent a duly executed and certified FIRPTA Certificate.
          (j) The Company shall have delivered to Parent a duly executed CFO Certificate.
     7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

          (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; provided, that the representation of Parent set forth in Section 4.5 shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date.
          (b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect.
          (c) The Escrow Agreement shall have been duly executed and delivered by Parent and the Escrow Agent.
          (d) Parent and its applicable Affiliate shall have executed and delivered to the Stockholder Representative a security agreement (the “Security Agreement”) in substantially the form attached as Exhibit B.
ARTICLE 8
TERMINATION
     8.1 Termination.
          (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
               (i) by mutual written consent of Parent and the Company;
               (ii) by Parent or the Company if:
                    (1) the Merger is not consummated on or before March 15, 2009; provided, however, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or
                    (2) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable, provided, however, that the right to terminate this Agreement under this Section shall not be available to a party if the imposition of such Order or other action was caused by the failure of such party to perform any of its obligations under this Agreement;
               (iii) by Parent if:
                    (1) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, provided, however, that if such breach in the Company’s representations and warranties or breach by the Company is curable by the Company through exercise of commercially reasonable efforts, then this Agreement may not be terminated pursuant to this Section until the expiration of a fifteen (15) day period after delivery of written notice of such breach (it being understood that this Agreement may not be terminated pursuant to this Section if such breach is cured during such fifteen (15) day period); or
                    (2) in the event that changes or developments occur which, individually or in the aggregate, have resulted, or are reasonably likely to result in, a Company Material Adverse Effect; provided, however, that if such Company Material Adverse Effect is curable by the Company through exercise of commercially reasonable efforts, then this Agreement may not be terminated pursuant to this Section until the expiration of a [***] after delivery of written notice of such Company Material Adverse Effect (it being understood that this Agreement may not be terminated pursuant to this Section if such Company Material Adverse Effect is cured during such [***]).
               (iv) by the Company if:
                    (1) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(a) would not be satisfied, provided, however, that if such breach in the Company’s representations and warranties or breach by the Company is curable by the Company through exercise of commercially reasonable efforts, then this Agreement may not be terminated pursuant to this Section until the expiration of a [***] after delivery of written notice of such breach (it being understood that this Agreement may not be terminated pursuant to this Section if such breach is cured during such [***]).
          (b) The party desiring to terminate this Agreement pursuant to Section 8.1(a)(ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, that the provisions of Section 6.3 (Public Announcements) and Section 8.3 (Remedies) and Article X of

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

this Agreement shall remain in full force and effect and survive any termination of this Agreement.
     8.3 Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1.
ARTICLE 9
INDEMNIFICATION
     9.1 Survival.
          (a) Except as specifically set forth herein, all representations and warranties, covenants and agreements of the Company contained in this Agreement, or in any certificate or other document delivered pursuant hereto (the “Company’s Representations”), shall survive the Closing and shall be in full force and effect until 11:59 p.m. (California time) on the date that is eighteen (18) months following the Closing Date. The representations and warranties of the Company contained in Section 3.9 (Taxes) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof). The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” Except as specifically set forth herein, following the Applicable Survival Period: (i) the Company’s Representations shall have no force or effect; (ii) no Parent Indemnitee shall be entitled to any indemnification rights directly or indirectly relating to any inaccuracy or breach of any Company’s Representations; and (iii) no indemnification claim directly or indirectly relating to any Company’s Representations may be made or provided. For the avoidance of doubt it is hereby clarified that, except as specifically set forth herein, the parties hereto expressly agree pursuant to this Section 9.1(a) to shorten the statute of limitation applicable to all claims and causes of action based directly or indirectly upon inaccuracies in or breaches of the Company’s Representations to the Applicable Survival Period.
          (b) In the event a Notice of Claim for indemnification under Section 9.1(c) is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive, but solely with respect to the Indemnification Claim, which is the subject of such Notice of Claim, until such Indemnification Claim is finally resolved.
          (c) All representations and warranties of Parent contained in this Agreement, or in any certificate or other document delivered pursuant hereto, shall survive the Closing and shall be in full force and effect until 11:59 p.m. (California time) on the date that is eighteen (18) months following the Closing Date.

     9.2 Indemnification by Company Securityholders.
          (a) Subject to the limitations set forth in this Article IX, the Indemnity Escrow Fund shall be available to indemnify Parent and its Affiliates and their respective stockholders, members, managers, officers, directors and employees (collectively, the “Parent Indemnitees”) against, and hold them harmless from, any and all losses, damages, liabilities, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including reasonable legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 9, but excluding: (i) [***]; and (iii) any amounts to be taken into account in the calculation of the Company’s Net Debt or the Final Working Capital, (collectively, “Losses”) resulting from, arising out of, or incurred by any Parent Indemnitee in connection with, or otherwise with respect to:
               (i) the failure of any representation and warranty by the Company contained in this Agreement or the Allocation Certificate to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and
               (ii) any breach of any covenant or agreement of the Company required to be performed prior to the Closing Date contained in this Agreement or any certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby;
               (iii) any Tax imposed on or relating to the Company or any of its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period (a “Straddle Period”) that includes (but does not end on) the Closing Date (with Taxes for a Straddle Period treated as attributable to the portion of the Straddle Period through the Closing Date (A) in the case of Taxes measured by income or receipts, based on an interim closing of the books as of the close of business on the Closing Date, and (B) in the case of other Taxes, based on the proportion of the Taxes for the entire Straddle Period that equals the ratio of the number of days from the start of the Straddle Period through the Closing Date to the entire number of days in the Straddle Period); provided, however, that the Indemnitors shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Balance Sheet (rather than in any notes thereto) and as adjusted to reflect Taxes incurred between the Balance Sheet Date and the Closing Date that are not due and payable on or before the Closing Date;
               (iv) [***];

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               (v) [***];
               (vi) Company Transaction Expenses, to the extent such Company Transaction Expenses have not been paid pursuant to Section 2.3(f);
               (vii) any Tax Credit Deficit;
               (viii) any IDP-111 Liabilities;
               (ix) any Royalty Product Liabilities;
               (x) any 409A Option Liabilities;
               (xi) [***]; and
               (xii) [***].
          (b) Notwithstanding anything to the contrary in this Agreement, the Company Securityholders shall not be liable for any [***] or any other amounts payable under any management retention bonus plan in effect immediately prior to the Effective Time, unless and until the aggregate amount of all Losses incurred by the Parent Indemnitees exceeds [***] (the “Indemnification Threshold”), in which event the Parent Indemnitees shall, subject to the other limitations set forth in this Agreement, be entitled to be indemnified for all Losses [***].
     9.3 Indemnity Escrow Fund.
          (a) The Indemnity Escrow Fund shall be held until the eighteen month anniversary of the Closing Date and disbursed by the Escrow Agent in accordance with the Escrow Agreement and the provisions of Section 9.4. The Escrow Fund, [***], shall be available to compensate the Parent Indemnitees pursuant to the indemnification obligations of the Indemnitors; provided that [***].

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          (b) Except as set forth in Section 6.5 the Company Securityholders shall not have any right of indemnification or contribution from Parent or the Surviving Corporation with respect to any Loss claimed by any Parent Indemnitee after the Effective Time. If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach.
          (c) Except as provided in Section 9.3(d), the Parent Indemnitees’ rights pursuant to this Article IX, and their recourse to the Indemnity Escrow Fund [***], shall be the sole and exclusive recourse and remedies for Losses available to Parent Indemnitees for any breach of any representation, warranty, covenant or agreement contained in this Agreement or certificate or other document furnished or to be furnished to Parent in connection with the transactions contemplated hereby; provided that [***].
          (d) Nothing contained in this Article IX shall be deemed to limit or restrict in any manner any rights or remedies which the Parent Indemnitees have, or might have, at Law, in equity or otherwise, based on (i) fraud (or, to the extent California law is applicable, actual fraud with intent to deceive, or to induce a party to enter into this Agreement) in connection with the transactions contemplated hereby or (ii) any breach by a Company Securityholder of any representation and warranty and covenant or agreement contained in any other agreement entered into by such Company Securityholder with or the benefit of Parent in connection with the Merger.
     9.4 Indemnification Claims; Indemnity Escrow Arrangements.
          (a) Notwithstanding anything to the contrary herein (but subject to Section 9.3(d)), no Parent Indemnitee shall be entitled to indemnification under this Article IX (or to exercise its rights of setoff pursuant to Section 2.10(f) or 2.11(f)) unless it has duly delivered a written notice to the Stockholder Representative and the Escrow Agent (any such notice being referred to as a “Notice of Claim,” and the claim for indemnification described in such Notice of Claim being referred to as an “Indemnification Claim”) before the end of the Applicable Survival Period (in the case of claims based on the Company’s Representations), setting forth: (i) the subsection of Section 9.2(a) such claim is based upon and, if based upon Section 9.2(a)(i), the specific representation and warranty of the Company alleged to have been inaccurate, and, if based upon Section 9.2(a)(ii), the specific covenant or agreement alleged to have been breached; (ii) a detailed description of the facts and circumstances giving rise to the indemnification obligation; (iii) the aggregate dollar amount of the Losses that have been incurred by such Parent Indemnitee or if unknown a good faith estimate of such Losses (the aggregate amount of such estimate being referred to as the “Claimed Amount”); and (iv) in the event of a Third Party

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Claim, a copy of such Third Party Claim (if available) and a description of the basis for such Third Party Claim.
          (b) During the 30-Business Day period commencing upon the receipt by the Stockholder Representative of a Notice of Claim, the Stockholder Representative may deliver to the Parent Indemnitee and the Escrow Agent (if funds are then still held in the Indemnity Escrow Fund) a written response (the “Response Notice”) in which the Stockholder Representative: (i) agrees that the full Claimed Amount is owed to such Parent Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to such Parent Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to such Parent Indemnitee. Any part of the Claimed Amount that is not agreed by the Stockholder Representative to be owed to such Parent Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Stockholder Representative asserts in the Response Notice that no part of the Claimed Amount is owed to such Parent Indemnitee) shall be referred to as the “Contested Amount.” If no Response Notice is delivered during such 30-Business Day period, then, for purposes of this Agreement, the Stockholder Representative shall be deemed to have agreed that the full Claimed Amount is owed to such Parent Indemnitee.
          (c) If the Stockholder Representative delivers a Response Notice to a Parent Indemnitee agreeing that the full Claimed Amount is owed to such Parent Indemnitee, then [***], within three Business Days following the receipt of such Response Notice by such Parent Indemnitee, Parent and the Stockholder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the full Claimed Amount (or such lesser amount as may remain in the Indemnity Escrow Fund) to such Parent Indemnitee from the Indemnity Escrow Fund.
          (d) If the Stockholder Representative delivers a Response Notice to the Parent Indemnitee agreeing that less than the full Claimed Amount is owed to such Parent Indemnitee, then [***], within three Business Days following the receipt of such Response Notice by such Parent Indemnitee, the Parent and the Stockholder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Agreed Amount (or such lesser amount as may remain in the Indemnity Escrow Fund) to such Parent Indemnitee from the Indemnity Escrow Fund.
          (e) If the Stockholder Representative delivers a Response Notice to a Parent Indemnitee indicating that there is a Contested Amount, the Stockholder Representative and such Parent Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If such Parent Indemnitee and the Stockholder Representative resolve such dispute in writing, then a settlement agreement stipulating the amount owed to such Parent Indemnitee (the “Stipulated Amount”) shall be signed by such Parent Indemnitee and the Stockholder Representative. Within three Business Days after the execution of such settlement agreement, [***],

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Parent and the Stockholder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Stipulated Amount (or such lesser amount as may remain in the Indemnity Escrow Fund) to such Parent Indemnitee from the Indemnity Escrow Fund.
          (f) If the Stockholder Representative and Parent Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by the Parent Indemnitee, then either the Parent Indemnitee or the Stockholder Representative may submit the contested portion of the indemnification claim to binding arbitration in Santa Clara County, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by Parent and the Stockholder Representative; provided, however, that if Parent and the Stockholder Representative fail to mutually select an arbitrator within 15 Business Days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The arbitrator may take into account interest and a party’s efforts to mitigate Losses in calculating Losses. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The parties shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing. The decision of the arbitrator shall relate solely: (i) to whether the Parent Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Parent Indemnitee is entitled to recover; and (ii) to the determination of whether the Parent Indemnitee is the prevailing party as provided below. The final decision of the arbitrator shall be furnished to the Stockholder Representative, the Parent Indemnitee, the Parent (if different then the Parent Indemnitee) and the Escrow Agent in writing, shall constitute a conclusive determination of the issues in question, binding upon the Stockholder Representative, the Company Securityholders (other than holders of Dissenting Shares) and all the Parent Indemnitees and shall not be contested by any of them. If the Parent Indemnitee is determined by the arbitrator to be the prevailing party, then the aggregate dollar amount of the arbitrator’s award to the Parent Indemnitee shall be increased by the amount of the reasonable expenses (including attorneys’ fees) of the Parent Indemnitee, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). If the Parent Indemnitee is determined by the arbitrator not to be the prevailing party and the arbitrator determines that the Stockholder Representative is the prevailing party, then any amount awarded by the arbitrator to the Parent Indemnitee shall be reduced by the amount of the reasonable expenses (including attorneys’ fees) of the Stockholder Representative, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses), and if no amount is awarded to the Parent Indemnitee, the Parent Indemnitee shall reimburse the Stockholder Representative for its reasonable expenses (including attorneys’ fees) and pay the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). The final decision of the arbitrator shall include the total dollar amount of the award to the Parent Indemnitee or to the Securityholders, if any (the “Award Amount”), and shall be furnished to the Stockholder Representative and the Parent Indemnitee in writing. Within three Business Days following the receipt of the final award of the arbitrator setting forth the Award Amount,

(i) if the Award Amount is to be paid to the Parent Indemnitee, then [***], Parent and the Stockholder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Award Amount (or such lesser amount as may remain in the Indemnity Escrow Fund) to the Parent Indemnitee or (ii) if the Award Amount is to be paid to the Company Securityholders, Parent and the Stockholder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Award Amount (or such lesser amount as may remain in the Indemnity Escrow Fund) from the Indemnity Escrow Fund to the Paying Agent.
          (g) If the aggregate amount remaining in the Indemnity Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the eighteen-month anniversary of the Closing (the “Aggregate Escrow Balance”) exceeds the aggregate dollar amount, as of the eighteen-month anniversary of the Closing, of the Contested Amounts associated with all indemnification claims that have not been finally resolved and paid prior to such date in accordance with this Section 9.4 (each, an “Unresolved Escrow Claim”, and the aggregate dollar amount of such Contested Amounts as of the eighteen-month anniversary of the Closing being referred to as the “Aggregate Pending Claim Amount”), then the Parent and the Stockholder Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release the Aggregate Distribution Amount to the Paying Agent from the Indemnity Escrow Fund For purposes of this Section 9.4, the “Aggregate Distribution Amount” shall be the Aggregate Escrow Balance as of the Survival Termination Date minus the Aggregate Pending Claim Amount.
          (h) Following the eighteen-month anniversary of the Closing, if an Unresolved Escrow Claim is finally resolved, Parent and the Stockholder Representative shall jointly execute and deliver to the Escrow Agent, within three Business Days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to release the Excess Escrow Amount to the Paying Agent. For purposes of this Section 9.4(h), the “Excess Escrow Amount” shall mean the amount (if any) by which the aggregate amount remaining in the Indemnity Escrow Fund, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the Contested Amounts associated with all other remaining Unresolved Escrow Claims.
     9.5 Third Party Claims.
          (a) Promptly following the receipt by a Parent Indemnitee of notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article IX (“Third Party Claim”), Parent shall provide a Notice of Claim with respect to such Third Party Claim to the Stockholder Representative and a duplicate copy of such Notice of Claim to the Escrow Agent. Subject to Section 9.4(a), failure or delay in notifying the Stockholder Representative will not relieve the Company Securityholders of any liability they may have to the Parent Indemnitee, except to the

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extent that such failure or delay causes actual harm to the Company Securityholders with respect to such Third Party Claim.
          (b) Subject to the further provisions of this Section 9.4, the Stockholder Representative will have 10 Business Days (or less if the nature of the Third Party Claim requires and such necessary shortened deadline is specified in the Notice of Claim) from the date on which the Stockholder Representative received the Notice of Claim to notify the Parent Indemnitee that the Stockholder Representative will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Parent Indemnitee) and at its sole cost and expense (a “Third Party Defense”). Except to the extent the Parent Indemnitee and the Stockholder Representative agree in writing otherwise, if the Stockholder Representative assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitors shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of their indemnity obligation hereunder and shall hold the Parent Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Parent Indemnitee shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Company Securityholders unless (A) the Stockholder Representative shall have failed, within the time after having been notified by the Parent Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Stockholder Representative.
          (c) The Stockholder Representative will not be entitled to assume the Third Party Defense if:
               (i) a Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages);
               (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;
               (iii) the claim for indemnification relates to or arises in connection with any Environmental Action or any Taxes;
               (iv) under applicable standards of professional conduct, a conflict on any significant issue exists between the Parent Indemnitee and the Stockholder Representative in respect of such Third Party Claim;
               (v) the Third Party Claim involves a customer or supplier of the Company or any of its Subsidiaries;
               (vi) the Parent Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Parent Indemnitee’s reputation or future business prospects;

               (vii) upon petition by the Parent Indemnitee, the appropriate court rules that the Stockholder Representative failed or is failing to vigorously prosecute or defend such Third Party Claim; or
               (viii) the amount of claimed Losses subject to all outstanding Notices of Claim exceeds the value of the Indemnity Escrow Fund.
          (d) If the Stockholder Representative assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and the Company Securityholders shall reimburse the Parent Indemnitees promptly for any and all Losses caused by or arising out of such Third Party Claim (subject to the last sentence of Section 9.5(b)). The Stockholder Representative will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Parent Indemnitee (which consent shall not be unreasonably withheld or delayed); provided, however, the consent of the Parent Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Parent Indemnitee by the third party of a release of the Parent Indemnitee from all liability in respect of such Third Party Claim; (ii) there is no finding or admission of (A) any violation of Law by the Parent Indemnitee (or any Affiliate thereof), and (B) any violation of the rights of any Person; (iii) there is no effect on any other Action or claims of a similar nature that may be made against the Parent Indemnitee (or any Affiliate thereof); and (iv) the sole form of relief is monetary damages which are paid in full by the Stockholder Representative. The Stockholder Representative shall conduct the defense of the Third Party Claim actively and diligently, and the Parent Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. Notwithstanding the foregoing, the Parent Indemnitee shall have the right to pay or settle any Third Party Claim, provided that in such event, subject to the following sentence, it shall waive any right to indemnity therefor by the Company Securityholders for such claim unless the Stockholder Representative shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed).
          (e) In the event that (i) a Parent Indemnitee gives Notice of Claim to the Stockholder Representative and the Stockholder Representative fails or elects not to assume a Third Party Defense which the Stockholder Representative had the right to assume under this Section 9.4 or (ii) the Stockholder Representative is not entitled to assume the Third Party Defense pursuant to this Section 9.4, the Parent Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Company Securityholders. In each case, the Parent Indemnitee shall conduct the Third Party Defense actively and diligently, and the Stockholder Representative will provide reasonable cooperation in the Third Party Defense and use his commercially reasonable efforts to cause the former Company Securityholders to cooperate in the Third Party Defense. The Parent Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Parent Indemnitee without the consent of the Stockholder Representative shall not be determinative of the validity of the claim against the Indemnity Escrow Fund, except with the consent of the Stockholder Representative (which shall not be unreasonably withheld or delayed). Notwithstanding Section 10.5 hereof, in connection with any Third Party Claim, the

Stockholder Representative hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Parent Indemnitee for purposes of any claim that a Parent Indemnitee may have under this Article IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Stockholder Representative with respect to such a claim anywhere in the world. If the Stockholder Representative does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Parent Indemnitee shall have no obligation to do so.
     9.6 Non-Third Party Claims. Parent will send a Notice of Claim to the Stockholder Representative promptly following discovery by any Parent Indemnitee of any matter that gives rise to a claim of indemnity pursuant hereto and that does not involve a Third Party Claim being asserted against it. Concurrently therewith Parent shall send a duplicate copy of such Notice of Claim to the Escrow Agent. Subject to Section 9.4(a), failure or delay in notifying the Stockholder Representative will not relieve the Company Securityholders of any liability they may have to the Parent Indemnitee, except and only to the extent that such failure or delay causes harm to the Company Securityholders with respect to such claim. The Stockholder Representative will reasonably cooperate and assist the Parent Indemnitee in determining the validity of the claim for indemnity. Nothing in this Agreement shall be deemed to prevent a Parent Indemnitee from making a claim hereunder for potential or contingent claims or demands that may be made by a third party; provided, that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Parent Indemnitee has reasonable grounds to believe that it is more likely than not that such a claim will be made by a third party and Parent has established a reserve for such a claim on its financial statements in accordance with GAAP; provided, further that with respect to any such claim made either after the date that is eighteen (18) months following the Closing Date [***], Parent may cause a portion of [***] equal or up to the Claimed Amount with respect thereto to be placed in a separate escrow account, established and paid for by Parent with the Escrow Agent, which shall remain available to indemnify Parent for such Losses until the resolution of such Indemnification Claim pursuant to the procedures set forth herein; provided, further that, for the avoidance of doubt, no Parent Indemnitee will be entitled to receive an indemnification payment (or exercise a right of setoff) pursuant to Section 9.4 with respect to Losses for matters specified in such a Notice of Claim unless and until it actually incurs such Losses.
     9.7 Effect of Investigation; Waiver.
          (a) A Parent Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Company will not be affected by any investigation, knowledge or waiver of any condition by the Parent Indemnitee. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Parent Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Company failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

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          (b) The waiver by any Parent Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement, will not affect any right to indemnification or other remedy based on such representations and warranties and covenants and agreements unless otherwise expressly agreed in writing by the Parent Indemnitee.
          (c) Parent and the Surviving Corporation shall use commercially reasonable efforts to seek, and shall cause each of their respective affiliates to use commercially reasonable efforts to seek, full recovery under all insurance policies covering any Losses to the same extent they would if such Losses were not subject to indemnification under this Agreement. In the event that an insurance recovery is made by Parent, the Surviving Corporation or any Parent Indemnitee with respect to any Losses for which Parent has previously been indemnified under this Agreement, then a refund equal to the aggregate amount of any recovery (less any expenses incurred in obtaining such recovery) shall be made promptly to the Company Securityholders on a pro rata basis based on their respective Company Securityholders’ Escrow Participation Percentages.
ARTICLE 10
MISCELLANEOUS
     10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as the date of actual personal delivery; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
     If to Parent or Merger Sub, to:
Valeant Pharmaceuticals International
One Enterprise
Alisa Viejo, California 92656
Attn: General Counsel
Facsimile: (949) 461-6640
Telephone: (949) 461-6767
With a required copy to:
     Morgan, Lewis & Bockius LLP
One Market, Spear Tower
San Francisco, CA 94109
Attn: William A. Myers, Esq.
Facsimile: (415) 442-1001
Telephone: (415) 442-1000

     If to the Company, to:
Bhaskar Chaudhuri
1330 Redwood Way
Petaluma, CA 94954-1169
Telephone: (707) 793-2600
Facsimile: (707) 793-0145
     With a required copy to:
Cooley Godward Kronish LLP
3175 Hanover Street
Palo Alto, CA 94306
Attention: Mark Weeks, Esq.
Facsimile No.: (650) 849-7400
Telephone: (650) 843-5000
     If to the Stockholder Representative, to:
Harris Goodman
3531 Broderick St.
San Francisco, Ca. 94123
Facsimile: (415) 931-8234
Telephone: (415) 931-8234
Cellular: (415) 350-9201
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     10.2 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after adoption of this Agreement by the Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval. Notwithstanding the foregoing, any amendment to Article IX or Section 10.13 that adversely affects the rights of the Stockholder Representative in his or her capacity as such shall require the prior written consent of the Stockholder Representative.
          (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     10.3 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights (but not obligations) to any direct or indirect subsidiary of Parent. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.
     10.4 Governing Law; Venue.
          (a) This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          (b) Except as otherwise provided in Section 2.12, Section 9.4 or in the Escrow Agreement, any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in Santa Clara County, California. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Santa Clara County, California; (ii) agrees that each state and federal court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     10.5 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

     10.6 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that: (a) in the case of Article IX hereof, the Parent Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names; and (b) in the case of Section 6.5, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns are intended third party beneficiaries of such section and shall have the right to enforce such section in their own name.
     10.7 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.
     10.8 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     10.9 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.10 Specific Performance. Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     10.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     10.12 Disclosure Schedule.
          (a) The Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in Article III. Each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Disclosure Schedule and any other representation or warranty to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other representation or warranty.
     (b) The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in Article IV. Each exception to a representation and warranty set forth in the Parent Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Parent Disclosure Schedule, and any other representation or warranty to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other representation or warranty.
     10.13 Stockholder Representative.
          (a) Harris Goodman shall have all the rights, responsibilities, powers and privileges of the Stockholder Representative set forth in this Agreement in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under ARTICLE IX or under the Escrow Agreement [***]. In addition, the Company Stockholders (by virtue of the approval of the Merger, the adoption of this Agreement and the execution of the Letter of Transmittal; other than the holders of Dissenting Shares) and the holders of Company Stock Options (by virtue of the execution of the Letter of Transmittal) hereby irrevocably nominate, constitute and appoint Harris Goodman as the agent and true and lawful attorney in fact of the Company Securityholder (the “Stockholder Representative”), with full power of substitution, to act in the name, place and stead of the Company Securityholders for purposes of executing any documents and taking any actions that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under ARTICLE IX or under the Escrow Agreement [***]. Harris Goodman hereby accepts its appointment as the Stockholder Representative.
          (b) the Company Stockholders (by virtue of the approval of the Merger, the adoption of this Agreement and the execution of the Letter of Transmittal; other than the holders of Dissenting Shares) and the holders of Company Stock Options (by virtue of the execution of the Letter of Transmittal) grant to the Stockholder Representative full authority to execute, deliver, acknowledge, certify and file with respect to the Indemnity Escrow Fund, [***] or otherwise on behalf of the Company Securityholders (in the name of any or all of the Company Securityholders or otherwise) any and all documents that the Stockholder Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholder Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Agreement, the Escrow Agreement and any other contract or document executed in connection with the transactions hereby and shall be obligated to coordinate with the Paying Agent in all matters relating to the distribution of funds to Company Securityholders other than with respect to the amount delivered at the Closing and out

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

of the Indemnity Escrow Fund. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agreement or in any other contract executed in connection with the transactions contemplated hereby, each Parent Indemnitee shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to [***], ARTICLE IX and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed with respect to the Indemnity Escrow Fund, or on behalf of any Company Securityholder by the Stockholder Representative, and on any other action taken or purported to be taken with respect to the Indemnity Escrow Fund or otherwise on behalf of any Company Securityholder by the Stockholder Representative, as fully binding upon such Company Securityholder.
          (c) The power of attorney granted in Section 10.13(b): (i) is an agency coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholder Representative; and (iii) shall survive the dissolution, death, incapacity of or other similar event affecting, each of the Company Securityholders.
          (d) In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative under this Agreement, the Escrow Agreement and any other Contract executed in connection with the transactions contemplated hereby, (i) the Stockholder Representative shall not assume any, and shall incur no, responsibility to the Indemnity Escrow Fund or any Company Securityholder by reason of any error in judgment or other act or failure to act in connection with this Agreement, except for any act or failure to act which represents gross negligence, willful misconduct or bad faith, and (ii) the Stockholder Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts or advisors experienced in the matter at issue, and any error in judgment or other act or failure to act on the part of the Stockholder Representative pursuant to such advice shall not subject the Stockholder Representative to liability to the Indemnity Escrow Fund or any Company Securityholder. The Company Securityholders shall jointly and severally indemnify the Stockholder Representative and hold it harmless for, against and from any loss, liability or expense (including attorneys fees reasonably incurred or suffered as a result of the performance of its duties under this Agreement) incurred without gross negligence, willful misconduct or bad faith on its part and arising out of or in connection with the acceptance, exercise or administration of its duties hereunder.
          (e) If the Stockholder Representative shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities as the Stockholder Representative or the agent of the Company Securityholders, then the Company Securityholders shall, within ten days after such death or disability, appoint a successor as the Stockholder Representative and agent for the Company Securityholders and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Stockholder Representative” for purposes of this Agreement. If for any reason there is no Stockholder Representative at any time, all references herein to the Stockholder Representative shall be deemed to refer to Harris Goodman.
          (f) All expenses incurred by the Stockholder Representative in connection with the performance of its duties as Stockholder Representative shall be borne and paid exclusively by the Company Securityholders. All of the indemnities, immunities and powers

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

granted to the Stockholder Representative under this Agreement shall survive the termination of this Agreement.
ARTICLE 11
DEFINITIONS
     11.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.
     “409A Option Liabilities” means any Liabilities of Parent or the Surviving Company relating to claims asserted against Parent or the Surviving Company (i) by holders of the Company Stock Options with respect to any tax liabilities or related penalties to which the holders of the Company Stock Options become subject under Section 409A of the Code as a result of the cancellation of the Company Stock Options and their resulting participating interest in the [***], the Indemnity Escrow Amount and/or the Indemnity Escrow Fund or (ii) related to the Company’s or Parent’s failure to properly withhold and pay taxes with respect to the exercise, buyback and/or cancellation of statutory or nonstatutory options to purchase capital stock of the Company, but only, with respect to Parent’s failure to properly withhold and pay taxes, to the extent it is determined that the holder of such Company Stock Option is subject to additional tax as a result of Section 409A of the Code.
     “Acquired Corporations” means the Company and each one of its Subsidiaries.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
     “Authorization” means any authorization, approval, consent, certificate, license, notification, registration, permit, franchise, waiver, order, right, notification to any Governmental Entity or pursuant to any Law, including the Clinical Laboratory Improvement Amendments.
     “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
     “Cash” means the cash, cash equivalents, short term investments and long term investments [***] on the Closing Date as shown on the consolidated balance sheet of the Company and its subsidiaries as of the Closing Date and calculated in accordance with GAAP. For avoidance of doubt, Cash shall (i) be reduced by checks and drafts written by the Company but not yet cleared and (ii) be increased by checks and drafts deposited for the account of the company but not yet cleared.
     “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Closing Deferred Revenue” means the amount of deferred revenue of the Company immediately prior to the Effective Time that [***].
     “Company Material Adverse Effect” means any change, event, circumstances or effect (the “Effect”) that, individually or taken together with all other Effects is materially adverse to (i) the financial condition, assets (provided there is no corresponding decrease in liabilities), business, operations or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Merger, [***].
     “Company Securityholder” means a record holder, as of immediately prior to the Effective Time, of outstanding Company Common Stock, Company Preferred Stock and Company Stock Options.

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “Company Stockholder” means record holder, as of immediately prior to the Effective Time, of outstanding Company Common Stock or Company Preferred Stock.
     “Company Transaction Expenses” means all expenses incurred by the Company prior to or upon the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby, which were not paid prior to the Closing, including any and all legal, accounting, financial advisory and consulting fees, broker’s fees and expenses.
     “Company’s Borrowed Money” means any indebtedness of the Company for borrowed money (excluding any letter of credit unless and to the extent there has been a draw on the letter of credit as a result of a breach of the obligations secured by such letter of credit prior to Closing).
     “Contract” means any currently outstanding agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order that is legally binding and enforceable against the parties thereto.
     “Current Assets” means the aggregate amount of the current assets of the Company and its subsidiaries as of the Closing Date determined in accordance with GAAP and in a manner consistent with the Company’s customary practices, but excluding Cash calculated in accordance with the Working Capital Methodology.
     “Current Liabilities” means the aggregate amount of the current liabilities of the Company shown and its subsidiaries as of the Closing Date determined in accordance with GAAP and in a manner consistent with the Company’s customary practices and consistent with the Working Capital Methodology. For purposes of clarity, Current Liabilities will exclude the Company’s debt (including the Company’s Borrowed Money), the Company’s Transaction Expenses (including the Employees’ Closing Expenses) and will exclude liabilities reduced by checks and drafts written by the Company but not yet cleared and taken into account in the definition of “Cash”.
     “Dow License Agreements” means [***].
     “Environment” means natural resources, including all air, surface water, groundwater, land, including land surface or subsurface.

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

“Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law by any Governmental Entity or otherwise asserting that the Company or any of its Subsidiaries has incurred any Liability under any Environmental Law.
     “Environmental Laws” means any and all applicable Laws, judicial or administrative order, consent decree or judgment issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, or to hazardous substances.
     “Excess Litigation Liabilities” means any Liabilities in excess [***].
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof.
     [***]
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any monetary obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any monetary obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any monetary obligations under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.
     “Knowledge” of the Company or any similar phrase means, [***].
     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
     “Net Debt” means an amount equal to the Company’s Borrowed Money less the Company’s Cash in excess of the sum of (a) the [***] and (b) [***], in each case as of the Closing (after giving effect to payments of Company Transaction Expenses and Employee Closing Payments).

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.
     “Permitted Liens” means (i) liens for current real or personal property Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure obligations to landlords, lessors, or renters under leases or rental agreements made available to Parent, (iii) deposits or pledges not material in amount in the aggregate made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable law, (iv) liens imposed by law, such as carriers’, materialmen’s, mechanics’, warehousemans’, landlords’ and other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business or the present use of the affected property; and (iv) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
     [***]
     “Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is owned or controlled by such party and/or by any one or more of its Subsidiaries.
     [***]
     “Working Capital Methodology” means in accordance with GAAP consistently applied, except as modified by any applicable definitions herein or otherwise described or set forth on Annex D.
     “$” means United States dollars.

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     11.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Act	3.11(a)
Action	3.19(a)
Agent	5.6
Aggregate Distribution Amount	9.4(g)
Aggregate Escrow Balance	9.4(g)
Aggregate Pending Claim Amount	9.4(g)
Agreed Amount	9.4(b)
Agreement	Preface
Allocation Certificate	5.7
Annual Net Sales	2.10(b)
Antitrust Laws	6.1(b)
Applicable Survival Period	9.1(a)
Audited Financial Statements	3.6(a)
Audit Notice	2.12(a)
Award Amount	9.4(f)
Balance Sheet	3.6(b)
Balance Sheet Date	3.6(b)
Biological Materials	3.11(a)
Certificates	2.3(c)
CFO Certificate	5.8
CGCL	2.6(a)
Claim Deadline	2.12(c)
Claimed Amount	9.4(a)
Class A Common Stock	2.1
Class A Fixed Closing Payment Per Share	2.2(b)(i)
Class B Common Stock	2.1
CLIA Certificate	3.11(a)
Closing	1.2
Closing Consideration	2.1
Closing Date	1.2

Closing Working Capital	2.8(b)
Closing Working Capital Statement	2.8(b)
Company	Preface
Company Activities	3.11(a)
Company Benefit Plan	3.20(a)
Company Common Stock	2.1
Company Common Stock Equivalents	2.2(a)
Company Disclosure Schedule	Preamble Article III
Company Intellectual Property	3.16(f)
Company Owned Intellectual Property	3.16(b)
Company Pipeline Products	3.16(f)
Company Preferred Stock	2.1
Company Registered Items	3.16(g)
Company’s Representations	9.1(a)
Company Shares	3.2(a)
Company Stockholder Approval	3.4(b)
Company Stock Plan	2.2(a)
Company Stock Options	2.2(a)
Compensation	6.6
Confidentiality Agreement	5.3
Consents	3.5(a)
Contested Amount	9.4(b)
Contested Royalty/Milestone Claim	2.12(c)
Continuing Employees	6.6
Copyrights	3.16(a)(vi)
Coverage Period	6.5(b)
DGCL	1.1
Dissenting Shares	2.6(a)
Distribution	3.11(a)
Domain Names	3.16(a)(v)
DOJ	6.1(d)
Effective Time	1.2

EMEA	3.11(a)
Employee Closing Payments	2.3(f)
Employment and Noncompetition Agreements	Recitals
ERISA	3.20(a)
ERISA Affiliate	3.20(a)
Escrow Agent	2.3(d)
Escrow Agreement	2.3(d)
Escrow Shortfall Amount	2.3(d)
Estimated Closing Working Capital	2.8(a)
Excess Escrow Amount	9.4(h)
Existing Non-Disclosure Agreement	5.6
Exploit or Exploitation	3.11(a)
FDA	3.11(a)
FFDCA	3.11(a)
Final Working Capital	2.9(a)
Financial Statements	3.6(a)
Finder Agreement	3.26
FIRPTA Certificate	5.9
Foreign Plans	3.20(q)
Forward Looking Data	4.8
FTC	6.1(d)
GAAP	3.6(b)
HIPAA	3.10(a)
HSR Act	3.5(b)
IDP-111 Royalty Amount	2.11(b)
IDP-111 Royalty Payments	2.11(c)
In-Bound Licenses	3.16(c)
IND	3.11(a)
Indemnification Claim	9.4(a)
Indemnification Threshold	9.2(b)
Indemnity Escrow Account	2.3(d)
Indemnity Escrow Amount	2.3(d)

Indemnity Escrow Fund	2.3(d)
Indemnified Parties	6.5(a)
Independent Expert	2.8(d)
[***]	[***]
Intellectual Property	3.16(a)
Intellectual Property Rights	3.16(a)(vi)
Interim Financial Statements	3.6(a)
Interest Rate	2.9(b)(i)
Key Employees	Recitals
Know-How	3.11(a)
Labeling	3.11(a)
Lease	3.15(c)
Leased Real Property	3.15(a)
Liabilities	3.7(a)
Liens	3.3(a)
Losses	9.2(a)
Manufacture or Manufacturing	3.11(a)
Marks	3.16(a)(vi)
Material Authorization	3.12(a)
Material Contracts	3.18(b)
Material Personal Properties and Assets	3.13(a)
Maximum Amount	6.5(b)
Medical Product Regulatory Authority	3.11(a)
Merger	1.1
Merger Consideration	2.1
Merger Sub	Preface
Milestone	2.10(a)
Milestone Notice Date	2.10(d)
Milestone Payment	2.10(a)
Milestone Products	2.10(a)
[***]	[***]
[***]	[***]

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Net Sales	2.10(b)
[***]	[***]
Nondisclosure Agreements	3.16(l)
Notice of Claim	9.4(a)
Notice of Objection	2.8(c)
Out-Bound Licenses	3.16(d)
Parent	Preface
Parent Disclosure Schedule	Preamble Article IV
Parent Indemnitees	9.2(a)
Patents	3.16(a)(vi)
Patient Information	3.11(a)
Paying Agent	2.3(a)
Pension Plan	3.20(b)
[***]	[***]
Policies	3.24(a)
Positive Capital Adjustment	2.9(b)(ii)
Potential 280G Benefit	5.10
Pre-Closing Period	5.1
Principal Company Stockholder	Recitals
Proposal	5.6
Proprietary Information	3.16(a)(i)
Regulatory Documentation	3.11(a)
Related Parties	3.23
Representatives	5.3
Resolution of the Final Working Capital	2.9(a)(ii)
Response Notice	9.4(b)
Retention Escrow Amount	2.3(i)
Retention Plan Escrow Agent	2.3(i)
Review Period	2.8(c)
Royalty/Milestone Award Amount	2.12(e)
Royalty/Milestone Notice	2.12(c)
Royalty/Milestone Response	2.12(c)

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Royalty Notice Date	2.11(d)
Security Agreement	7.3(d)
Software	3.16(a)(iv)
Stipulated Amount	9.4(e)
Stipulated Royalty/Milestone Amount	2.12(d)
Stockholder Representative	Preface
Straddle Period	9.2(a)(iii)
[***]	[***]
Surviving Corporation	1.1
Tax	3.9(a)(i)
Taxes	3.9(a)(i)
Tax Returns	3.9(a)(ii)
Tax Authority	3.9(a)(i)
Third Party Claim	9.5(a)
Third Party Defense	9.5(b)
Total Adjustment Increase	2.9(b)(ii)
Transmittal Letter	2.3(b)
Treasury Shares	2.2(b)(v)
[***]	[***]
[***]	[***]
Unresolved Escrow Claim	9.4(g)
URLs	3.16(a)(v)
Viral License	3.16(t)
WARN Act	3.21(f)
Working Capital	2.8(a)
Working Capital Deficit	2.9(b)(i)
Work Product Agreements	3.16(m)
     11.3 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

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          (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
          (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL

By: Name: Title:	/s/ J. Michael Pearson J. Michael Pearson President and Chief Executive Officer

DESCARTES ACQUISITION CORP.

By: Name:	/s/ J. Michael Pearson J. Michael Pearson
Title:	Chief Executive Officer

DOW PHARMACEUTICAL SCIENCES, INC.

By: Name:	/s/ Bhaskar Chaudhuri Bhaskar Chaudhuri
Title:	President & CEO
[Signature Page to Agreement and Plan of Merger]

(Signature Page continued)

HARRIS GOODMAN, AS STOCKHOLDER REPRESENTATIVE
/s/ Harris Goodman

[Signature Page to Agreement and Plan of Merger]